Exhibit 99.4

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Bunge Limited
White Plains, New York

We have audited the accompanying consolidated balance sheets of Bunge Limited and subsidiaries (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008.  Our audits also included the financial statement schedule listed in the Index at Item 15.  These financial statements and financial statement schedule are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bunge Limited and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements —  an amendment of ARB No. 51, on January 1, 2009, Statement of Financial Accounting Standards No. 157, Fair Value Measurements, on January 1, 2008, Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, on January 1, 2007, and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R), on December 31, 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 27, 2009 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 27, 2009

(June 4, 2009 as to the effects of the retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, as disclosed in Notes 1, 9, 21, 22 and 25)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Bunge Limited

White Plains, New York

        We have audited the internal control over financial reporting of Bunge Limited and subsidiaries (the “Company”) as of December 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

        A company’s internal control over financial reporting is a process designed by, or under the supervision of, the company’s principal executive and principal financial officers, or persons performing similar functions, and effected by the company’s board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

        Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements and financial statement schedule as of and for the year ended December 31, 2008 of the Company and our report dated February 27, 2009 expressed an unqualified opinion on those financial statements and financial statement schedule and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 157, Fair Value Measurements, on January 1, 2008.

/s/ DELOITTE & TOUCHE LLP

New York, New York
February 27, 2009

BUNGE LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in millions, except per share data)

	Year Ended December 31,
	2008	2007	2006
Net sales	$52,574	$37,842	$26,274
Cost of goods sold (Note 8)	(48,538)	(35,327)	(24,703)
Gross profit	4,036	2,515	1,571
Selling, general and administrative expenses	(1,613)	(1,359)	(978)
Interest income	214	166	119
Interest expense	(361)	(353)	(280)
Foreign exchange (loss) gain	(749)	217	59
Other income (expenses)—net	10	15	31

Income from operations before income tax	1,537	1,201	522
Income tax (expense) benefit	(245)	(310)	36

Income from operations after income tax	1,292	891	558
Equity in earnings of affiliates	34	33	23

Net income	1,326	924	581
Net income attributable to noncontolling interest	(262)	(146)	(60)

Net income attributable to Bunge	1,064	778	521
Convertible preference share dividends	(78)	(40)	(4)

Net income available to Bunge common shareholders	$986	$738	$517

Earnings per common share—basic (Note 22)
Earnings to Bunge common shareholders	$8.11	$6.11	$4.32

Earnings per common share—diluted (Note 22)
Earnings to Bunge common shareholders	$7.73	$5.95	$4.28

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in millions, except share data)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$1,004	$981
Trade accounts receivable (less allowance of $164 and $97) (Note 16)	2,350	2,541
Inventories (Note 3)	5,653	5,924
Deferred income taxes (Note 12)	268	219
Other current assets (Note 4)	3,901	4,853
Total current assets	13,176	14,518
Property, plant and equipment, net (Note 5)	3,969	4,216
Goodwill (Note 6)	325	354
Other intangible assets, net (Note 7)	107	139
Investments in affiliates (Note 9)	761	706
Deferred income taxes (Note 12)	864	903
Other non-current assets	1,028	1,155
Total assets	$20,230	$21,991
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (Note 14)	$473	$590
Current portion of long-term debt (Note 15)	78	522
Trade accounts payable	4,158	4,061
Deferred income taxes (Note 12)	104	166
Other current liabilities (Note 10)	3,261	3,495
Total current liabilities	8,074	8,834
Long-term debt (Note 15)	3,032	3,435
Deferred income taxes (Note 12)	132	149
Other non-current liabilities	864	876
Commitments and contingencies (Note 20)
Shareholders’ equity (Note 21):
Mandatory convertible preference shares, par value $.01; authorized, issued and outstanding: 2008—862,455, 2007—862,500 (liquidation preference $1,000 per share)	863	863
Convertible perpetual preference shares, par value $.01; authorized, issued and outstanding: 2008 and 2007—6,900,000 (liquidation preference $100 per share)	690	690
Common shares, par value $.01; authorized—400,000,000 shares; issued and outstanding: 2008—121,632,456 shares, 2007—121,225,963 shares	1	1
Additional paid-in capital	2,849	2,760
Retained earnings	3,844	2,962
Accumulated other comprehensive income (loss)	(811)	669
Total Bunge shareholders’ equity	7,436	7,945
Noncontrolling interest	692	752
Total equity	8,128	8,697
Total liabilities and shareholders’ equity	$20,230	$21,991

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(U.S. dollars in millions)

	Year Ended December 31,
	2008	2007	2006
OPERATING ACTIVITIES
Net income	$1,326	$924	$581
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Foreign exchange loss (gain) on debt	472	(285)	(175)
Impairment of assets	18	70	20
Bad debt expense	69	46	41
Depreciation, depletion and amortization	439	385	324
Stock-based compensation expense	66	48	19
Gain on sale of assets	(14)	(22)	(36)
(Decrease) increase in recoverable taxes provision	(9)	81	5
Deferred income taxes	(251)	(62)	(191)
Equity in earnings of affiliates	(34)	(33)	(23)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(338)	(319)	(69)
Inventories	(905)	(1,743)	(729)
Prepaid commodity purchase contracts	300	(184)	(88)
Secured advances to suppliers	(143)	207	256
Trade accounts payable	1,161	1,231	365
Advances on sales	(106)	190	(24)
Unrealized net gain/loss on derivative contracts	184	(530)	(184)
Margin deposits	8	(175)	(85)
Accrued liabilities	207	299	64
Other—net	93	(539)	(360)
Cash provided by (used for) operating activities	2,543	(411)	(289)
INVESTING ACTIVITIES
Payments made for capital expenditures	(896)	(658)	(503)
Acquisitions of businesses (net of cash acquired) and intangible assets	(131)	(153)	(74)
Investments in affiliates	(71)	(39)	(91)
Proceeds from disposal of property, plant and equipment	39	55	49
Return of capital from affiliates	—	—	18
Related party repayments (loans)	47	(22)	(21)
(Payments for) proceeds from investments	(94)	23	11
Cash used for investing activities	(1,106)	(794)	(611)
FINANCING ACTIVITIES
Net change in short-term debt with maturities of 90 days or less	(687)	19	(139)
Proceeds from short-term debt with maturities greater than 90 days	1,887	1,105	150
Repayments of short-term debt with maturities greater than 90 days	(1,206)	(1,029)	—
Proceeds from long-term debt	1,967	2,030	488
Repayments of long-term debt	(2,819)	(1,203)	(200)
Proceeds from sale of preference shares, net	—	845	677
Proceeds from sale of common shares	7	32	16
Dividends paid to preference shareholders	(81)	(34)	—
Dividends paid to common shareholders	(87)	(80)	(74)
Dividends paid to noncontrolling interest	(154)	(18)	(27)
Noncontrolling interest investments in less than wholly-owned subsidiaries	—	95	—
Other—net	27	—	—
Cash (used for) provided by financing activities	(1,146)	1,762	891
Effect of exchange rate changes on cash and cash equivalents	(268)	59	20
Net increase in cash and cash equivalents	23	616	11
Cash and cash equivalents, beginning of period	981	365	354
Cash and cash equivalents, end of period	$1,004	$981	$365

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(U.S. dollars in millions, except share data)

	Convertible Preference Shares		Common Shares		Additional Paid-in	Retained	Accumulated Other Comprehensive Income (Loss)	Non- Controlling	Total Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	(Note 21)	Interest	Equity	Income (Loss)
Balance, January 1, 2006		$—	119,184,696	$1	$2,630	$1,907	$(312)	$325	$4,551
Comprehensive income—2006:
Net income	—	—	—	—	—	521	—	60	581	$581
Other comprehensive income (loss):
Foreign exchange translation adjustment, net of tax expense of $0	—	—	—	—	—	—	267	38	—	305
Unrealized losses on commodity futures and foreign exchange, net of tax benefit of $1	—	—	—	—	—	—	(1)	—	—	(1)
Unrealized investment losses, net of tax benefit of $1	—	—	—	—	—	—	(1)	—	—	(1)
Reclassification of realized net losses to net income, net of tax benefit of $6	—	—	—	—	—	—	13	—	—	13
Minimum pension liability, net of tax expense of $0	—	—	—	—	—	—	1	—	—	1
Total comprehensive income	—	—	—	—	—	—	279	38	317	$898
SFAS No. 158 transition adjustment, net of tax benefit of $17 (Note 17)	—	—	—	—	—	—	(30)	—	(30)
Dividends on common shares	—	—	—	—	—	(74)	—	—	(74)
Dividends on preference shares	—	—	—	—	—	(4)	—	—	(4)
Dividends to noncontrolling interest on subsidiary common stock	—	—	—	—	—	—	—	(40)	(40)
Capital contribution from noncontrolling interest	—	—	—	—	—	—	—	27	27
Stock-based compensation expense	—	—	—	—	24	—	—	—	24
Tax benefits related to employee stock plan	—	—	—	—	4	—	—	—	4
Tax benefits related to convertible notes conversion	—	—	—	—	24	—	—	—	24
Issuance of preference shares	6,900,000	$690	—	—	(13)	—	—	—	677
Issuance of common shares:
—stock options and award plans	—	—	770,949	—	21	—	—	—	21

	Convertible Preference Shares		Common Shares		Additional Paid-in	Retained	Accumulated Other Comprehensive Income (Loss)	Non- Controlling	Total Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	(Note 21)	Interest	Equity	Income (Loss)
Balance, December 31, 2006	6,900,000	$690	119,955,645	$1	$2,690	$2,350	$(63)	$410	$6,078
Comprehensive income—2007:
Net income	—	—	—	—	—	778	—	146	924	$924
Other comprehensive income (loss):
Foreign exchange translation adjustment, net of tax expense of $0	—	—	—	—	—	—	731	93	—	824
Unrealized gains on commodity futures and foreign exchange contracts, net of tax expense of $4	—	—	—	—	—	—	7	—	—	7
Unrealized investment losses, net of tax benefit of $0	—	—	—	—	—	—	(6)	—	—	(6)
Reclassification of realized net gains to net income, net of tax expense of $5	—	—	—	—	—	—	(7)	—	—	(7)
Pension liability adjustment, net of tax expense of $4	—	—	—	—	—	—	7	—	—	7
Total comprehensive income	—	—	—	—	—	—	732	93	825	$1,749
Dividends on common shares	—	—	—	—	—	(80)	—	—	(80)
Dividends on preference shares	—	—	—	—	—	(40)	—	—	(40)
Dividends to noncontrolling interest on subsidiary common stock	—	—	—	—	—	—	—	(31)	(31)
Capital contribution from noncontrolling interest	—	—	—	—	—	—	—	104	104
Contribution related to exchange of subsidiaries stock in connection with merger of subsidiaries	—	—	—	—	—	—	—	38	38
Purchase of subsidiary shares from noncontrolling interest	—	—	—	—	—	—	—	(12)	(12)
Stock-based compensation expense	—	—	—	—	41	—	—	—	41
FIN 48 adoption (Note 12)	—	—	—	—	—	(46)	—	4	(42)
Tax benefits related to employee stock plan	—	—	—	—	1	—	—	—	1
Issuance of preference shares	862,500	$863	—	—	(18)	—	—	—	845
Issuance of common shares:
—stock option and award plans	—	—	1,270,318	—	46	—	—	—	46

	Convertible Preference Shares		Common Shares		Additional Paid-in	Retained	Accumulated Other Comprehensive Income (Loss)	Non- Controlling	Total Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	(Note 21)	Interest	Equity	Income (Loss)
Balance, December 31, 2007	7,762,500	$1,553	121,225,963	$1	$2,760	$2,962	$669	$752	$8,697
Comprehensive income—2008:
Net income	—	—	—	—	—	1,064	—	262	1,326	$1,326
Other comprehensive income (loss):
Foreign exchange translation adjustment, net of tax expense of $0	—	—	—	—	—	—	(1,346)	(181)	—	(1,527)
Unrealized losses on commodity futures and foreign exchange contracts, net of tax benefit of $31	—	—	—	—	—	—	(68)	—	—	(68)
Unrealized investment losses, net of tax benefit of $4	—	—	—	—	—	—	(8)	—	—	(8)
Reclassification of realized net gains to net income, net of tax expense of $15	—	—	—	—	—	—	(22)	—	—	(22)
Pension liability adjustment, net of tax	—	—	—	—	—	—	(36)	21	—	(15)
Total comprehensive income (loss)	—	—	—	—	—	—	(1,480)	(160)	(1,640)	$(314)
SFAS No. 158 measurement date adjustment, net of tax benefit of $2 (Note 17)	—	—	—	—	—	(4)	—	—	(4)
Dividends on common shares	—	—	—	—	—	(87)	—	—	(87)
Dividends on preference shares	—	—	—	—	—	(91)	—	—	(91)
Dividends to noncontrolling interest on subsidiary common stock	—	—	—	—	—	—	—	(154)	(154)
Capital contribution from noncontrolling interest	—	—	—	—	—	—	—	26	26
Capital contribution related to exchange of subsidiaries stock in connection with merger of subsidiaries	—	—	—	—	13	—	—	(34)	(21)
Gain on sale of interest in subsidiary	—	—	—	—	13	—	—	—	13
Stock-based compensation expense	—	—	—	—	66	—	—	—	66
Reversal of tax benefits related to stock options and award plans	—	—	—	—	(5)	—	—	—	(5)
Issuance of common shares:
—conversion of mandatory preference shares	(45)	—	369	—	—	—	—	—	—
—stock options and award plans, net of shares withheld for taxes	—	—	406,124	—	2	—	—	—	2
Balance, December 31, 2008	7,762,455	$1,553	121,632,456	$1	$2,849	$3,844	$(811)	$692	$8,128

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation and Significant Accounting Policies

Description of Business— Bunge Limited is a Bermuda holding company. Bunge Limited, together with its consolidated subsidiaries through which Bunge’s businesses are conducted (collectively, “Bunge”), is an integrated, global agribusiness and food company. Bunge Limited common shares trade on the New York Stock Exchange under the ticker symbol “BG.” Bunge operates in three divisions, which include four reportable segments: agribusiness, fertilizer, edible oil products and milling products.

Agribusiness— Bunge’s agribusiness segment is an integrated business involved in the purchase, storage, transport, processing and sale of agricultural commodities and commodity products. Bunge’s agribusiness operations and assets are located in North America, South America, Europe and Asia.

Bunge’s agribusiness segment also participates in related financial activities such as trade structured financing to leverage international trade flows and providing risk management services to customers by assisting them with managing price exposure to agricultural commodities.

Fertilizer— Bunge’s fertilizer segment is involved in every stage of the fertilizer business, from mining of phosphate-based raw materials to the sale of blended fertilizer products. Bunge’s fertilizer operations are primarily located in Brazil.

Edible oil products Bunge’s edible oil products segment consists of producing and selling edible oil products, such as packaged and bulk oils, shortenings, margarine, mayonnaise and other products derived from the vegetable oil refining process. Bunge’s edible oil products operations are located in North America, South America, Europe and Asia.

Milling products Bunge’s milling products segment includes its wheat and corn milling businesses. The wheat milling business consists of producing and selling wheat flours. Bunge’s wheat milling activities are located in Brazil. The corn milling business consists of producing and selling products derived from corn. Bunge’s corn milling activities are located in the United States.

Basis of Presentation and Principles of Consolidation —The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) and include the assets, liabilities, revenues and expenses of all entities over which Bunge exercises control.

Noncontrolling interest related to Bunge’s ownership interests of less than 100% is reported as noncontrolling interest in subsidiaries in the consolidated balance sheets. The noncontrolling ownership interest of Bunge’s earnings, net of tax, is reported as net income attributable to noncontrolling interest in the consolidated statements of income.

Bunge evaluates its equity investments for consolidation pursuant to Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46R), Accounting Research Bulletin No. 51, Consolidated Financial Statements (ARB 51) and Statement of Financial Accounting Standards (SFAS) No. 94, Consolidation of All Majority Owned Subsidiaries. FIN 46R focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. A variable interest entity (VIE) is a legal structure that does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46R requires that a VIE be consolidated by a company if that company is the primary beneficiary of the VIE. The primary beneficiary of a VIE is an entity that is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the VIE’s residual returns or both. As of December 31, 2008 and 2007, Bunge had no investments in affiliates that would be considered VIEs pursuant to FIN 46R and that have not been consolidated.

Investments in businesses in which Bunge does not have control but has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at acquisition cost, plus Bunge’s equity in undistributed earnings or losses since acquisition. Investments in which Bunge does not have the ability to exercise significant influence are accounted for by the cost method. Equity and cost method investments are included in investments in affiliates in the consolidated balance sheets.

Use of Estimates and Certain Concentrations of Risk— The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Amounts affected include, but are not limited to, allowances for doubtful accounts, valuation allowances for recoverable taxes and deferred tax assets, impairment of long-lived assets, restructuring charges, useful lives of property, plant and equipment and intangible assets, contingent liabilities, liabilities for unrecognized tax benefits and pension plan obligations. In addition, significant management estimates and assumptions are required in determination of fair values of Level 3 assets and liabilities. See Note 13 to the notes to the consolidated financial statements. Actual amounts may vary from those estimates.

The availability and price of agricultural commodities used in Bunge’s operations are subject to wide fluctuations due to unpredictable factors such as weather, plantings, government (domestic and foreign) programs and policies, changes in global demand and production of similar and competitive crops. The markets for Bunge’s products are highly price competitive and are sensitive to product substitution. Bunge competes against large multinational, regional and national suppliers, processors and distributors and farm cooperatives. Competition is based on price, product and service offerings and geographic location. In addition, Bunge has significant commercial activities related to logistics as it moves commodities around the world and also related to energy as agricultural commodities and commodity products have become key components of ethanol and other biofuels. Bunge also enters into over-the-counter derivative instruments with financial counterparties, primarily related to management of interest rate and foreign currency risk. As a result of these activities, Bunge also has concentrations of risk with counterparties in the shipping, energy and finance industries.

Translation of Foreign Currency Financial Statements —Bunge’s reporting currency is the U.S. dollar. The functional currency of the majority of Bunge’s foreign subsidiaries is their local currency and, as such, amounts included in the consolidated statements of income are translated at the weighted-average exchange rates for the period. Assets and liabilities are translated at period-end exchange rates and resulting foreign exchange translation adjustments are recorded in the consolidated balance sheets as a component of accumulated other comprehensive income (loss).

Foreign Currency Transactions —Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into their respective functional currencies at exchange rates in effect at the balance sheet date. The resulting exchange gain or loss is included in Bunge’s consolidated statements of income as foreign exchange gain (loss).

Cash and Cash Equivalents —Cash and cash equivalents include time deposits and readily marketable securities with original maturity dates of three months or less at the time of acquisition.

Accounts Receivable and Secured Advances to Suppliers— Accounts receivable and secured advances to suppliers are stated at the historical carrying amounts net of write-offs and allowances for uncollectible accounts. Bunge establishes an allowance for uncollectible trade accounts receivable and secured advances to farmers based on historical experience, market conditions, current trends and any specific customer collection issues that Bunge has identified. Uncollectible accounts are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when Bunge has determined the balance will not be collected.

Inventories— Readily marketable inventories, which consist of merchandisable agricultural commodities, are stated at market value. Readily marketable inventories are agricultural commodity inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. The merchandisable agricultural commodities are freely traded, have quoted market prices, may be sold without significant further processing and have predictable and insignificant disposal costs. Changes in the market values of merchandisable agricultural commodities inventories are recognized in earnings as a component of cost of goods sold.

Inventories that are not readily marketable inventories are principally stated at the lower of cost or market. Cost is determined using primarily the weighted-average cost method.

Derivative Instruments and Hedging Activities— Bunge enters into derivative instruments that are related to its inherent business and financial exposures as a multinational agricultural commodities and food company. Bunge uses derivative instruments to manage its exposure to movements associated with agricultural commodity prices, foreign currency exchange rates, interest rates, ocean freight and energy costs. Generally, Bunge’s use of these instruments mitigates the exposure to market variables.

Bunge generally uses exchange-traded futures and options contracts to minimize the effects of changes in the prices of agricultural commodities on its agricultural commodity inventories and forward purchase and sales contracts. Exchange-traded futures and options contracts are valued at quoted market prices. Forward purchase and sale contracts are valued at quoted market prices where available, adjusted for differences, primarily transportation, between the exchange traded market and the local markets on which the terms of the contracts are based. Changes in fair values of forward purchase and sale contracts and exchange-traded futures and options contracts are recognized in earnings as a component of cost of goods sold. Changes in fair values of exchange-traded futures contracts representing the unrealized gains and/or losses on these instruments, are settled daily generally through Bunge Chicago, Inc., Bunge’s wholly-owned futures clearing subsidiary. Forward purchase and sale contracts are primarily settled through delivery of agricultural commodities.

Bunge is exposed to loss in the event of the non-performance by counterparties to over-the-counter derivative instruments and forward purchase and sales contracts. Adjustments are made to fair values of derivative instruments on occasions when non-performance risk is determined to represent a significant input in fair value determination. These adjustments are based on Bunge’s estimate of the potential loss in the event of counterparty non-performance.

In addition, Bunge hedges portions of its forecasted U.S. oilseed processing production requirements, including forecasted purchases of soybeans and sales of soy commodity products, for quantities that usually do not exceed three months of processing capacity. The instruments used are exchange-traded futures contracts, which are designated as cash flow hedges. The changes in the market value of such futures contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of the hedged items. To the extent they provide effective offset, gains or losses arising from these transactions are deferred in accumulated other comprehensive income (loss), net of applicable taxes, and are reclassified to cost of goods sold in the consolidated statements of income when the products associated with the hedged items are sold. Bunge expects to reclassify approximately $29 million after-tax net gains to cost of goods sold in the year ending December 31, 2009, relating to exchange-traded futures contracts designated as cash flow hedges. If at any time during the hedging relationship Bunge no longer expects the hedge to be highly effective, the changes in the market value of such futures contracts would prospectively be recorded in the consolidated statements of income.

Bunge enters into time charter agreements for utilization of ocean freight vessels for the purpose of transporting agricultural commodities based on forecasted requirements. The market price for ocean freight varies depending on the supply and demand for ocean freight vessels and global economic and trade conditions. Bunge’s time charter agreements, which represent unrecognized firm commitments to utilize ocean freight vessels, have terms ranging from two months to three years. Bunge uses derivative instruments to hedge both time charter agreements and other portions of its anticipated ocean freight costs. Ocean freight derivatives are recognized on Bunge’s consolidated balance sheets at fair value. A portion of the ocean freight derivatives are designated as fair value hedges of Bunge’s time charter agreements. Changes in the fair values of the ocean freight derivatives that are qualified, designated and highly effective as fair value hedges of those unrecognized firm commitments, along with the gains or losses on the unrecognized firm commitments attributable to the hedged risk, are recorded in cost of goods sold in Bunge’s consolidated statements of income.

From time to time, Bunge enters into interest rate swaps to manage the interest rate risk on its outstanding debt portfolio. The interest rate swaps used by Bunge are generally designated as fair value hedges and are recorded at fair value in the consolidated balance sheets with changes in fair value recorded in interest expense in the consolidated statements of income. Additionally, the carrying amount of associated debt relating to interest rate swaps is adjusted contemporaneously in earnings for changes in the fair value caused by changes in interest rates.

Bunge also routinely enters into derivative instruments, such as foreign currency options, forward contracts and swaps, to mitigate exposure to fluctuations in foreign currency exchange rates.

Generally, all derivative instruments are recorded at fair value in other current assets or other current liabilities in Bunge’s consolidated balance sheets. The effective and ineffective portions of changes in fair values of derivative instruments designated as fair value hedges, along with the gains or losses on the related hedged items are recorded in earnings in the consolidated statements of income in the same caption as the hedged items. The effective portion of changes in fair values of derivative instruments that are designated as cash flow hedges are recorded in accumulated other comprehensive income (loss) and are reclassified or amortized to earnings when the hedged cash flows are realized or when the hedge is no longer considered to be effective. In addition, Bunge designates certain derivative instruments as net investment hedges to hedge the exposure associated with its equity investments in foreign operations. The effective portions of changes in the fair values of net investment hedges, which are evaluated based on spot rates, are recorded in the foreign exchange translation adjustment component of accumulated other comprehensive income (loss) in the consolidated balance sheets and the ineffective portions of such derivative instruments are recorded in foreign exchange gains or losses in the consolidated statements of income. Fair values are based on market quotes for exchange traded instruments or independent quotes for non-exchange traded instruments.

Recoverable Taxes— Recoverable taxes include value added taxes paid upon the acquisition of raw materials and other services and certain other transactional taxes which can be recovered in cash or as compensation against income taxes or certain other taxes owed by Bunge. In cases where Bunge determines that recovery is doubtful, recoverable taxes are reduced by allowances for such uncollectible amounts.

Property, Plant and Equipment, Net— Property, plant and equipment, net is stated at cost less accumulated depreciation and depletion. Major improvements that extend the life, capacity or efficiency and improve the safety of the asset are capitalized, while minor maintenance and repairs are expensed as incurred. Costs related to legal obligations associated with the future retirement of assets are capitalized and depreciated over the lives of the underlying assets. Depreciation is computed based on the straight line method over the estimated useful lives of the assets. Useful lives for property, plant and equipment are as follows:

Years
Buildings	10-50
Machinery and equipment	7-20
Furniture, fixtures and other	3-20

Included in property, plant and equipment are mining properties that are stated at cost less accumulated depletion. Depletion is calculated using the unit of production method based on proven and probable reserves. The remaining useful lives of Bunge’s mines operated in its fertilizer operations range from 15 to 52 years. Bunge determines the estimated useful lives of its mines based on reserve estimates and forecasts of annual production.

Bunge capitalizes interest on borrowings during the construction period of major capital projects. The capitalized interest is recorded as part of the asset to which it relates and is depreciated over the asset’s estimated useful life.

Goodwill— Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired in a business acquisition. Goodwill is not amortized, but is tested annually for impairment in the fourth quarter of Bunge’s fiscal year, or when circumstances during the year warrant, based upon the fair value of the reporting unit with which it resides (see Note 6 of the notes to the consolidated financial statements). Bunge’s reporting segments in which it has recorded goodwill are agribusiness, edible oil products and milling products. Impairment losses are generally included in cost of goods sold in the consolidated statements of income, unless the goodwill is associated with acquired marketing or brand assets, in which case impairment losses are included in selling, general and administrative expenses in the consolidated statements of income.

Other Intangible Assets— Other intangible assets that have finite useful lives include brands and trademarks recorded at fair value at the date of acquisition. Other intangible assets with finite lives are amortized on a straight line basis over their estimated useful lives, ranging from 5 to 40 years. Other intangible assets with indefinite lives are not amortized but rather are tested annually for impairment (see Note 7 of the notes to the consolidated financial statements).

Impairment of Property, Plant and Equipment and Other Finite-Lived Intangible Assets— Bunge reviews for impairment of its property, plant and equipment and other finite-lived intangible assets whenever events or changes in circumstances indicate that carrying amounts of an asset may not be recoverable. In performing the review for recoverability, Bunge bases its evaluation on such indicators as the nature, future economic benefits and geographic locations of the assets, historical or future profitability measures and other external market conditions. If these indicators result in the expected non-recoverability of the carrying amount of an asset or asset group, Bunge determines whether impairment has occurred by analyzing estimates of undiscounted future cash flows. If the estimates of undiscounted future cash flows during the expected useful life of the asset are less than the carrying value of the asset, a loss is recognized for the difference between the carrying value of the asset and its estimated fair value, measured by the present value of the estimated future cash flows or by third-party appraisal. Bunge records impairments related to property, plant and equipment and other finite-lived intangible assets used in the processing of its products in cost of goods sold in its consolidated statements of income. The impairment of marketing or brand assets is recognized in selling, general and administrative expenses in the consolidated statements of income.

Property, plant and equipment and other finite-lived intangible assets to be sold or otherwise disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Impairment of Investments in Affiliates— Bunge continually reviews its investments in affiliates to determine whether a decline in fair value is other than temporary. Bunge considers various factors in determining whether to recognize an impairment charge, including the length of time that the fair value of the investment is expected to be below Bunge’s carrying value, the financial condition, operating performance and near-term prospects of the affiliate, which include general market conditions specific to the affiliate or the industry in which it operates, and Bunge’s intent and ability to hold the investment for a period of time sufficient to allow for the recovery in fair value. Impairment charges for investments in affiliates are included as a reduction in Bunge’s share of the equity in earnings of affiliates in the consolidated statements of income.

Stock-Based Compensation— Bunge maintains an Equity Incentive Plan, a Non-Employee Directors’ Equity Incentive Plan and a 2007 Non-Employee Directors’ Equity Incentive Plan, which are described in Note 23 of the notes to the consolidated financial statements. Bunge accounts for stock-based compensation using the modified prospective transition method under SFAS No. 123R, Share-based Payment (SFAS No. 123R). Under the modified prospective transition method, compensation cost recognized for the years ended December 31, 2008, 2007 and 2006 includes (1) compensation cost for all share-based awards granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), and (2) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R.

Income Taxes— Income tax expenses are recognized based on the tax laws and regulations in the jurisdictions in which Bunge’s subsidiaries operate. Under Bermuda law, Bunge is not required to pay taxes in Bermuda on either income or capital gains. The provision for income taxes includes income taxes currently payable and deferred income taxes arising as a result of temporary differences between the carrying amounts of existing assets and liabilities in Bunge’s financial statements and their respective tax basis. Deferred tax assets are reduced by valuation allowances if it is determined that it is more likely than not that the deferred tax asset will not be realized. Accrued interest and penalties related to unrecognized tax benefits are recognized in income tax expenses in the consolidated statements of income.

Bunge applies a more likely than not threshold to the recognition and de-recognition of tax benefits. The calculation of the tax liabilities involves dealing with uncertainties in the application of complex tax regulations in many jurisdictions across Bunge’s global operations. Bunge also recognizes potential liabilities for potential tax audit issues in the U.S. and other tax jurisdictions based on an estimate of whether it is more likely than not that additional taxes will be due. Investment tax credits are recorded in income tax expenses in the period in which such credits are granted.

Revenue Recognition— Sales of agricultural commodities, fertilizers and other products are recognized when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, title to the product and risk of loss transfer to the customer, which is dependent on the agreed upon sales terms with the customer and collection of the sale price is reasonably assured. The sales terms provide for passage of title either at the time shipment is made or at the time of the delivery of product. Net sales are gross sales less discounts related to promotional programs and sales taxes. Interest income on secured advances to suppliers is included as a component of net sales due to the operational nature of this item (see Note 4 of the notes to the consolidated financial statements). Sales that are primarily of a financial nature, such as those related to trade structured financing activities, are recorded net, and margins earned on such transactions are included as a component of net sales. Shipping and handling charges billed to customers are included in sales and related costs are included as a component of cost of goods sold.

Research and Development —Research and development costs are expensed as incurred. Research and development expenses were $35 million, $34 million and $22 million in 2008, 2007 and 2006, respectively.

Adoption of New Accounting Pronouncements— In 2008, the Financial Accounting Standards Board (FASB) issued FASB Staff Position (FSP) No. FAS 157-3, Determining Fair Value of a Financial Asset in a Market That Is Not Active (FSP No. FAS 157-3). FSP No. FAS 157-3 clarifies the application of Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, in a market that is not active and provides guidance to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP No. FAS 157-3 is effective upon issuance, including reporting for prior periods for which financial statements have not been issued. Bunge’s adoption of FSP No. FAS 157-3 as of December 31, 2008 did not have a material impact on its consolidated financial statements.

In 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which permits an entity to measure certain financial assets and financial liabilities at fair value. Pursuant to

SFAS No. 159, entities that elect the fair value alternative will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value alternative may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value alternative election is irrevocable, unless a new election date occurs. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. Bunge has not elected to measure financial assets or liabilities at fair value which previously had not been recorded at fair value.

In 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, provides enhanced guidance for using fair value to measure assets and liabilities under current U.S. GAAP standards and expands the disclosure of the methods used and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other U.S. GAAP standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 does not expand the use of fair value in any new circumstances. SFAS No. 157 became effective for Bunge on January 1, 2008. In February 2008, the FASB issued FASB Staff Position FAS 157-1, Application of SFAS No. 157 to SFAS No. 13 and Its Related Interpretative Accounting Pronouncements that Address Leasing Transactions (FSP FAS 157-1) and FASB Staff Position FAS 157-2, Effective Date of SFAS No. 157 (FSP FAS 157-2). FSP FAS 157-1 excludes SFAS No. 13, Accounting for Leases, and its related interpretive accounting pronouncements that address leasing transactions, with the exception of fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS No. 157. FSP FAS 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP FAS 157-1 and FSP FAS 157-2 became effective for Bunge upon adoption of SFAS No. 157 on January 1, 2008, however, with respect to the fair value measurements of all non-financial assets and non-financial liabilities under FSP FAS 157-2, Bunge is evaluating the effect that this provision of FSP FAS 157-2 will have on its consolidated financial statements. See Note 13 of the notes to the consolidated financial statements.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (SFAS No. 160). SFAS No. 160 amends Accounting Research Bulletin (ARB) No. 51 to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest on the face of the consolidated statement of income. Under SFAS No. 160, the accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation must be accounted for as equity transactions for the difference between the parent’s carrying value and the cash exchanged in the transaction. In addition, SFAS No. 160 also requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated (except in the case of a spin-off), and requires expanded disclosures in the consolidated financial statements that clearly identify and distinguish between the interests of the parent’s ownership interest and the interests of the noncontrolling owners of a subsidiary. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008.  On January 1, 2009, Bunge adopted SFAS No. 160.  Pursuant to SFAS No. 160 Bunge is required to retrospectively apply the presentation and disclosure provisions of SFAS No. 160 to prior periods.  As such, Bunge has recast its historical audited consolidated financial statements to reflect the presentation and disclosure provisions of SFAS No. 160.

In 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS No. 158). SFAS No. 158 amends SFAS No. 87, Employer’s Accounting for Pensions, SFAS No. 88, Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132(R), Employer’s Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 158 requires an entity which sponsors defined postretirement benefit plans to: (1) recognize in its statement of financial position the funded status of a defined benefit postretirement plan, (2) measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year, and (3) recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur. On December 31, 2006, Bunge adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on Bunge’s financial condition at December 31, 2006 has been included in its consolidated financial statements.

The requirement to measure defined benefit postretirement plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position was effective for fiscal year end December 31, 2008 (see Note 17 of the notes to the consolidated financial statements for further discussion on the effect of adopting SFAS No. 158 on Bunge’s consolidated financial statements).

New Accounting Pronouncements— In December 2008, the FASB issued FSP No. FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets (FSP No. FAS 132(R)-1). FSP No. FAS 132(R)-1 requires additional disclosures about assets held in an employer’s defined benefit pension or other postretirement plan. FSP No. FAS 132(R)-1 replaces the requirement to disclose the percentage of the fair value of total plan assets with the requirement to disclose the fair value of each major asset category. In addition, FSP No. FAS 132(R)-1, amends SFAS No. 132(R) to require disclosure of the level within the fair value hierarchy (i.e., Level 1, Level 2 and Level 3, in which each major category of plan assets falls, using the guidance in SFAS No. 157, Fair Value Measurements, as well as to require reconciliation of the beginning and ending balances of plan assets with fair values measured using significant unobservable inputs (Level 3), separately presenting changes during the period attributable to actual return on plan assets, purchases, sales and settlements (net) and transfers in and out of Level 3. FSP No. FAS 132(R)-1 is effective for fiscal year ending after December 15, 2009. The adoption of FSP No. FAS 132(R)-1 will require expanded disclosures in the notes to Bunge’s consolidated financial statements but will not impact Bunge’s financial position, results of operations or cash flows.

In March 2008, the FASB issued SFAS No. 161, Disclosures About Derivative Instruments and Hedging Activities—an amendment of FASB Statement No. 133 (SFAS No. 161), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, by expanding the disclosure requirements. The disclosure provisions of SFAS No. 161 apply to all entities with derivative instruments subject to SFAS No. 133 and also apply to related hedged items and other instruments that are designated and qualify as hedging instruments. SFAS No. 161 requires an entity to disclose how and why it uses derivative instruments; how derivative instruments and related hedged items are accounted for under SFAS No. 133; and how derivative instruments and related hedged items affect the entity’s financial position, financial performance, and cash flows. Entities are required to provide tabular disclosures of the location, by line item, of amounts of gains and losses reported in the statement of income. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption permitted. The adoption of this standard will require expanded disclosure in the notes to Bunge’s consolidated financial statements but will not impact Bunge’s financial position, results of operations or cash flows.

In April 2008, the FASB issued FSP No. FAS 142-3, Determination of the Useful Life of Intangible Assets, (FSP No. FAS 142-3). FSP No. FAS 142-3 amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. The FSP is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Bunge is currently evaluating the impact, if any, that FSP No. FAS 142-3 will have on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP (the GAAP hierarchy). SFAS No. 162 makes the GAAP hierarchy explicitly and directly applicable to preparers of financial statements, a step that recognizes preparers’ responsibilities for selecting the accounting principles for their financial statements, and sets the stage for making the framework of the FASB Concept Statements fully authoritative. The effective date for SFAS No. 162 is 60 days following the SEC’s approval of the Public Company Accounting Oversight Board’s related amendments to remove the GAAP hierarchy from auditing standards, where it has resided for some time. The SEC’s approval date was November 15, 2008. Bunge’s adoption of SFAS No. 162 in January 2009 did not have a material impact on its consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (SFAS No. 141(R)). SFAS No. 141(R) seeks to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. SFAS No. 141(R) requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This Statement also requires the acquirer in a business combination achieved in stages to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values. SFAS No. 141(R) requires an acquirer to recognize adjustments made during the measurement period to the acquired assets and liabilities as if they had occurred on the acquisition date and revise prior period financial statements in subsequent filings for changes. In addition, SFAS No. 141(R) requires that all acquisition related costs be expensed as incurred, rather than capitalized as part of the purchase price and those restructuring costs that an acquirer expected but was not obligated to incur to be recognized separately from the business combination. SFAS No. 141(R) applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Bunge will adopt SFAS No. 141(R) on January 1, 2009 prospectively.

2.  Business Acquisitions

In March 2008, Bunge acquired a European margarine producer based in Germany for a purchase price of $31 million, which consisted of $25 million in cash and $6 million of assumed debt. Upon completion of the final valuation of assets and liabilities acquired, $17 million was allocated to goodwill in Bunge’s edible oil products segment.

On June 23, 2008, Bunge and Corn Products International, Inc. (Corn Products) announced that they had entered into a definitive merger agreement in which Bunge would acquire Corn Products in an all-stock transaction. On November 10, 2008, Corn Products notified Bunge that the Corn Products Board of Directors voted to withdraw its recommendation in favor of the merger and to recommend that its stockholders vote against the merger. In light of the Corn Products Board’s decision, Bunge announced on November 10, 2008, its termination of the merger agreement between the parties. In accordance with the terms of the merger agreement, Bunge was reimbursed by Corn Products for $10 million of its transaction-related expenses. In addition, Corn Products is obligated to pay Bunge a termination fee of $110 million (such amount to be reduced by the amount of any expenses reimbursed by Corn Products referred to above) if, within twelve months after the date of termination, Corn Products enters into a definitive agreement with respect to, or consummates, a change of control transaction.

In July 2008, Bunge entered into an agreement to acquire the international sugar trading and marketing division of Tate & Lyle PLC (Tate & Lyle). The acquisition will be accomplished in two stages. In the first stage, completed in July 2008, the operations and employees of Tate & Lyle’s international sugar trading business were transferred to Bunge. The purchase consideration attributable to this stage of the transaction was immaterial. The working capital of the business remains with Tate & Lyle through March 31, 2009, at which point, working capital of up to $100 million will be acquired by Bunge at the then market value, subject to certain customary conditions.

In October 2008, Bunge acquired a 60% interest in a sugarcane mill in Brazil for a total purchase price of $54 million, which consisted of $28 million in cash, $8 million in a short-term note payable, and $18 million of assumed long-term debt. Bunge also acquired a wheat mill in Brazil for a total purchase price of $17 million in cash. Bunge recorded goodwill of $28 million and $14 million, based on its preliminary purchase price valuation related to these acquisitions, which it allocated to its agribusiness and milling products segment, respectively.

In addition, in October 2008 Bunge acquired a 50% interest in the owner/operator of a port facility in Vietnam through the acquisition of 100% of a company which owns the 50% interest. Bunge determined that its total variable interests in the owner/operator of the port facility, including its ownership share as well as port management responsibilities and an operational throughput agreement, require consolidation of the owner/operator in its consolidated financial statements under the provisions of FIN 46(R). The purchase price was approximately $14 million. Based on a preliminary purchase price allocation, Bunge recorded $6 million of other intangible assets.

In November 2008, Bunge also acquired a milling plant and a grain elevator in North America for $28 million in cash, and additional shares of the noncontrolling interests in certain subsidiaries in Europe, and Argentina for $15 million in cash for which it recognized $5 million of goodwill in its edible oil products segment.

Also in 2008, Bunge completed the purchase price allocation relating to the 2007 acquisition of a Brazilian sugarcane mill and ethanol production facility for an aggregate purchase price of $171 million, which consisted of $101 million in cash, $12 million in a short-term note payable and $58 million of assumed long term debt. Bunge had preliminarily recognized $127 million of goodwill, of which it recorded $120 million in 2007 and an additional $7 million in 2008, in its agribusiness segment as a result of this transaction. Upon the 2008 final valuation of the purchase price allocation, $1 million was allocated to other intangible assets, $9 million was allocated to property, plant and equipment, $6 million was allocated to deferred tax assets and $111 million remained as goodwill. Subsequently in 2008, Bunge sold 20% of its interest in this sugarcane mill and recorded $13 million in additional paid in capital in its consolidated balance sheet.

In 2007, Bunge completed a final valuation of the purchase price allocation relating to the 2006 acquisition of a port terminal in Brazil for $43 million in cash and allocated $13 million to other intangible assets, $11 million to property, plant and equipment and $15 million to goodwill in its agribusiness segment. Bunge also had certain smaller acquisitions in 2007 for an aggregate purchase price of $4 million.

In 2007, Bunge acquired the Gradina brand of industrial margarines, pre-mixes and bread improver product brand from Unilever in Brazil for an aggregate purchase price of $23 million, which consisted of $20 million in cash and $3 million in a short-term note payable. Bunge also acquired two packaged oil brands, an oil refining facility and a crushing facility in Europe for $28 million in cash.

In 2006, Bunge completed its final purchase price allocation of the acquisition of two soybean processing and refining businesses in China, one of which was acquired in 2006 for a purchase price of $26 million in cash and the other in 2005 for a purchase price of $13 million in cash. Bunge recognized $18 million of goodwill in its agribusiness segment as a result of the acquisitions in China at December 31, 2006. Bunge also had certain smaller acquisitions in 2006 for an aggregate purchase price of $5 million for which it recognized $4 million of goodwill in its edible oil products segment.

Pro forma financial information is not presented as these acquisitions in aggregate are not material.

3.  Inventories

Inventories consist of the following:

	December 31,
(US$ in millions)	2008	2007
Agribusiness—Readily marketable inventories at fair value(1)	$2,619	$3,358
Fertilizer	1,875	924
Edible oils(2)	444	419
Milling	113	176
Other(3)	602	1,047
Total	$5,653	$5,924

(1)                                  Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

(2)                                  Includes readily marketable inventories at fair value of $122 million and $183 million at December 31, 2008 and 2007.

(3)                                  Agribusiness inventories carried at lower of cost or market.

4.  Other Current Assets

Other current assets consist of the following:

	December 31,
(US$ in millions)	2008	2007
Prepaid commodity purchase contracts (1)	$115	$429
Secured advances to suppliers (2)	423	382
Unrealized gains on derivative contracts	1,810	2,320
Recoverable taxes (3)	518	368
Margin deposits	301	309
Other	734	1,045
Total	$3,901	$4,853

(1)                                  Prepaid commodity purchase contracts represent advance payments for obligations to producers for future delivery of specified quantities of agricultural commodities. Prepaid commodity purchase contracts are recorded at fair value based on prices of the underlying agricultural commodities.

(2)                                  Bunge provides cash advances to suppliers, primarily Brazilian farmers of soybeans and other agricultural commodities, to finance a portion of the suppliers’ production costs. These advances are strictly financial in nature. Bunge does not bear any of the costs or risks associated with the related growing crops. The advances are largely collateralized by future crops and physical assets of the suppliers, carry a local market interest rate and settle when the farmer’s crop is harvested and sold. In addition to current secured advances, Bunge has non-current secured advances to suppliers, primarily farmers in Brazil, in the amount of $253 million and $379 million at December 31, 2008 and 2007, respectively, that are included in other non-current assets in the consolidated balance sheets. The repayment terms of the non-current secured advances generally range from two to three years. Included in the secured advances to suppliers recorded in other current assets are advances that were renegotiated from their original terms, equal to an aggregate of $46 million and $41 million at December 31, 2008 and 2007, respectively. Included in the secured advances to suppliers recorded in other non-current assets are advances that were renegotiated from their original terms, equal to an aggregate of $33 million and $48 million at December 31, 2008 and 2007, respectively. These renegotiated advances are largely collateralized by a farmer’s future crops and a mortgage on the land, buildings and equipment.

Also included in non-current secured advances to suppliers are advances for which Bunge has initiated legal action to collect the outstanding balance, equal to an aggregate of $182 million and $245 million at December 31, 2008 and December 31, 2007, respectively. Collections being pursued through legal action largely reflect loans made for the 2005 and 2006 crops. The allowance for uncollectible advances totaled $37 million and $52 million at December 31, 2008 and December 31, 2007, respectively.

Interest earned on secured advances to suppliers of $48 million, $57 million and $78 million for 2008, 2007 and 2006, respectively, is included in net sales in the consolidated statements of income.

(3)                                  Bunge has an additional recoverable taxes balance of $266 million and $191 million at December 31, 2008 and 2007, respectively, which is included in other non-current assets in the consolidated balance sheets. The balance of current and non-current recoverable taxes is net of the allowance for recoverable taxes of $104 million and $135 million at December 31, 2008 and 2007, respectively. In May 2008, Bunge received a favorable ruling from tax authorities in Brazil, related to certain transactional taxes paid since 2004. As a result of this ruling, Bunge recorded recoverable taxes of $128 million (current and non-current) in cost of goods sold. Bunge will apply the credit as an offset against future Brazilian tax liabilities incurred in the ordinary course of business and expects that the credit will be fully utilized over the next 12 to 18 months. In addition, in 2008, Bunge recorded a recoverable tax credit of $62 million in selling, general and administrative expenses pertaining to a favorable ruling from Brazilian tax authorities that certain transactional taxes were unlawfully levied on financial transactions. These taxes were paid by Bunge between 2000 and 2004 and the $62 million of credits resulting from this ruling are expected to be utilized as an offset against future Brazilian tax liabilities incurred in the ordinary course of business during 2009.

5.  Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31,
(US$ in millions)	2008	2007
Land	$255	$246
Mining properties	224	293
Buildings	1,564	1,738
Machinery and equipment	3,487	3,809
Furniture, fixtures and other	378	395
	5,908	6,481
Less: accumulated depreciation and depletion	(2,661)	(2,942)
Plus: construction in progress	722	677
Total	$3,969	$4,216

Bunge capitalized expenditures of $1,003 million, $718 million and $545 million in 2008, 2007 and 2006, respectively. In addition, included in these capitalized expenditures, was capitalized interest on construction in progress of $18 million, $15 million and $14 million in 2008, 2007 and 2006, respectively. Depreciation and depletion expense was $428 million, $374 million and $318 million in 2008, 2007 and 2006, respectively.

6.  Goodwill

Bunge performed its annual impairment test in the fourth quarters of 2008, 2007 and 2006. There was no impairment of goodwill for the years ended December 31, 2008 and 2006. Bunge recorded goodwill impairment charges of $13 million for the year ended December 31, 2007 as described below.

The changes in the carrying amount of goodwill by segment at December 31, 2008 and 2007 are as follows:

(US$ in millions)	Agribusiness	Edible Oil Products	Milling Products	Total
Balance, January 1, 2007	$210	$18	$8	$236
Goodwill acquired(1)	120	—	—	120
Allocation of acquired goodwill(2)	(27)	21	—	(6)
Impairment of goodwill(3)	—	(13)	—	(13)
Tax benefit on goodwill amortization(4)	(21)	—	—	(21)
Foreign exchange translation	36	1	1	38
Balance, December 31, 2007	318	27	9	354
Goodwill acquired(1)	35	22	14	71
Allocation of acquired goodwill(2)	(16)	—	—	(16)
Tax benefit on goodwill amortization(4)	(7)	—	—	(7)
Foreign exchange translation	(61)	(12)	(4)	(77)
Balance, December 31, 2008	$269	$37	$19	$325

(1)           See Note 2 of the notes to the consolidated financial statements.

(2)           In 2008, upon completion of the final valuation of the 2007 sugarcane mill and ethanol production facility in Brazil, Bunge reallocated goodwill acquired in the sugarcane mill transaction in the amount of $1 million to other intangible assets, $9 million to property, plant and equipment and $6 million to deferred tax assets in its agribusiness segment. In 2007, upon completion of the final valuation of the 2006 port terminal acquisition in Brazil, Bunge reallocated goodwill in the amount of $13 million to other intangible assets and $11 million to property, plant and equipment in its agribusiness segment. In addition, Bunge reallocated $3 million of goodwill from the agribusiness segment to the edible oil products segment.

(3)           In 2007, Bunge recognized impairment of goodwill related to its packaged oil brands in Europe and Asia in its edible oils product segment. The impairments were a result of a decline in the market conditions in Asia and Bunge’s continued business realignment in Europe.

(4)           Bunge’s Brazilian subsidiary’s tax deductible goodwill is in excess of its book goodwill. For financial reporting purposes, the tax benefits attributable to the excess tax goodwill are first used to reduce associated goodwill and then other intangible assets to zero, prior to recognizing any income tax benefit in the consolidated statements of income.

7.  Other Intangible Assets

Intangible assets consist of the following:

	December 31,
(US$ in millions)	2008	2007
Trademarks/brands, finite-lived	$98	$101
Licenses	2	3
Other	35	31
	135	135
Less accumulated amortization:
Trademarks/brands(1)	(38)	(12)
Licenses	(2)	(2)
Other	(10)	(10)
	(50)	(24)
Trademarks/brands, indefinite-lived	22	28
Intangible assets, net of accumulated amortization	$107	$139

(1)           Bunge’s Brazilian agribusiness segment subsidiary’s tax deductible goodwill is in excess of its book goodwill. For financial reporting purposes, prior to recognizing any income tax benefit of tax deductible goodwill in excess of its book goodwill in the consolidated statements of income and after the related book goodwill has been reduced to zero, any such remaining tax deductible goodwill in excess of its book goodwill is used to reduce other intangible assets to zero. In 2008, the subsidiary adjusted the carrying value of trademarks/brands, finite-lived for tax benefits received on tax goodwill in excess of book goodwill.

The aggregate amortization expense for other intangible assets was $11 million, $11 million and $6 million for 2008, 2007 and 2006, respectively. In 2007, there was an $11 million write-down of brands. (see Note 8 of the notes to the consolidated financial statements). The annual estimated amortization expense for 2009 to 2013 is approximately $5 million per year.

In 2008, Bunge acquired approximately $9 million of certain brands in its edible oils products segment in Europe and has assigned a 20 year life to these assets. In 2007, Bunge acquired certain brands in its edible oils products segment in Europe for approximately $15 million, and assigned a five-year life to these assets. In addition, in 2007 Bunge acquired the Gradina brand in Brazil, for an aggregate purchase price of $23 million and has assigned a 20 year life to this asset.

8.  Impairment and Restructuring Charges

Impairment—In 2008, Bunge recorded pretax non-cash impairment charges of $16 million and $2 million in cost of goods sold in its consolidated statement of income, which it allocated to its agribusiness and edible oil products segments, respectively, relating to the write-down of a smaller, older and less efficient oilseed processing and refining facility in Europe and a smaller, older and less efficient oilseed processing plant in the United States. Declining results of operations at these facilities, as well as our additions of new, larger and better located facilities in recent years, led management to permanently close these facilities. The fair values of land and equipment at these facilities were primarily determined with the assistance of third-party valuations.

In 2007, Bunge recorded pretax non-cash impairment charges of $70 million. These charges included $22 million, $35 million and $13 million in its agribusiness, edible oil products and milling products segments, respectively, relating to write-downs of smaller, older and less efficient facilities, which included four oilseed processing, refining and packaging facilities in Europe, an oilseed processing facility and an edible oil products packaging facility in the United States, a wheat milling facility in Brazil and a corn milling facility in Canada. The declining results of operations of these facilities, as well as our additions of new, larger and better located facilities in recent years, led management to reach a decision to permanently close all or substantial portions of these facilities. The fair values of land and equipment at these facilities were primarily determined with the assistance of third-party valuations. In addition to the facility impairments, 2007 pretax impairment charges included $11 million of impairments related to certain brands, related goodwill and other intangible assets in India as a result of declining returns on those assets. The fair values of the brands and related intangibles were also determined with the assistance of a third-party valuation. For the year ended December 31, 2007, $59 million of impairment charges were recorded in cost of goods sold related to the facility closures. The $11 million of write-downs of brands and related intangible assets were recorded in selling, general and administrative expenses.

In 2006, Bunge recorded pretax non-cash impairment charges of $18 million and $2 million in cost of goods sold in its consolidated statement of income, which it allocated to its agribusiness and edible oil products segments, respectively, relating to write-downs of three smaller, older and less efficient oilseed processing, refining and packaging facilities in Brazil. Declining results of operations at these facilities, which resulted from adverse operating conditions in the Brazilian agribusiness industry, competition from Argentina and the strength of the Brazilian currency, led management to permanently close these three facilities. The fair values of land and equipment at these three facilities were determined with the assistance of a third-party valuation.

Restructuring—In 2008, Bunge recorded restructuring charges of $8 million in cost of goods sold in its consolidated statement of income, related to its European agribusiness and edible oil products segment. These charges consisted of termination benefit costs of $4 million and $1 million in the agribusiness and edible oil segments, respectively, and other facility closure costs of $3 million in the agribusiness segment. In the agribusiness segment, termination costs for the year ended December 31, 2008 related to termination benefit obligations associated with approximately 21 plant employees and the other facility closure expenses related to the closure of the oilseed processing facility in Europe. The majority of these costs will be paid in 2009 as closure decisions were made and severance plans were defined and communicated in 2008. Funding for the payments will be provided by cash flows from operations.

In 2007, Bunge recorded restructuring charges of $8 million in cost of goods sold related primarily to termination benefit costs in the agribusiness segment for approximately 80 plant employees at facilities closed in Europe and the United

States. The majority of these termination benefit costs were paid in the first quarter of 2008 as closure decisions were made and severance plans were defined and communicated in the fourth quarter of 2007. Funding for the payments was provided by cash flows from operations.

In 2006, Bunge recorded restructuring charges of $4 million related to its South American agribusiness and fertilizer operations. These charges consisted of termination benefit costs of $1 million and $2 million in the agribusiness and fertilizer segments, respectively, and environmental costs of $1 million in the agribusiness segment. In the agribusiness segment, termination costs for the year ended December 31, 2006 related to termination benefit obligations associated with approximately 400 plant employees and the environmental expense related to the closure of the three oilseed processing, refining and packaging facilities. In the fertilizer segment, termination costs related to the termination of approximately 100 administrative employees in connection with Bunge’s cost reduction programs. These restructuring costs were associated with Bunge’s 2005 restructuring program which was designed to streamline costs and rationalize the corporate structure in these segments. Funding for these costs was provided by cash flows from operations. All termination benefit obligations were paid as of December 31, 2006. The restructuring and environmental costs for the agribusiness segment were recorded in cost of goods sold and the restructuring costs for the fertilizer segment were recorded in selling, general and administrative expense in the consolidated statement of income.

9.  Investments in Affiliates

Bunge participates in several unconsolidated joint ventures and other investments accounted for on the equity method. The most significant of these at December 31, 2008 are described below. Bunge allocates equity in earnings of affiliates to its reporting segments.

Agribusiness

Terminal 6 S.A. and Terminal 6 Industrial S.A.  Bunge has a joint venture in Argentina with Aceitera General Deheza S.A. (AGD), for the operation of the Terminal 6 port facility located in the Santa Fe province of Argentina. Bunge is also a party to a second joint venture with AGD that operates a crushing facility located adjacent to the Terminal 6 port facility. Bunge owns 40% and 50%, respectively, of these joint ventures.

The Solae Company.  Solae is a joint venture with E.I. du Pont de Nemours and Company. Solae is engaged in the global production and distribution of soy-based ingredients, including soy proteins and lecithins. Bunge has a 28.06% interest in Solae.

AGRI-Bunge, LLC.  Bunge has a joint venture in the United States with AGRI Industries. The joint venture originates grain and operates Mississippi river terminals. Bunge has 50% voting power and a 34% interest in the equity and earnings of AGRI-Bunge, LLC.

Diester Industries International S.A.S. (DII).  Bunge is a party to a joint venture with Diester Industries, a subsidiary of Sofiproteol, specializing in the production and marketing of biodiesel in Europe. Bunge has a 40% interest in DII.

Bunge-Ergon Vicksburg, LLC (BEV).  Bunge is a 50% owner of BEV along with Ergon Ethanol, Inc. BEV operates an ethanol plant at the Port of Vicksburg, Mississippi, where Bunge operates grain elevator facilities.

Southwest Iowa Renewable Energy, LLC (SIRE).  Bunge is a 26% owner of SIRE. The other owners are primarily agricultural producers located in Southwest Iowa. SIRE operates an ethanol plant near Bunge’s oilseed processing facility at Council Bluffs, Iowa.

Ecofuel S.A.  Bunge is a 50% owner of this company along with AGD in Argentina. The company manufactures biodiesel products in the Santa Fe province of Argentina.

Fertilizers

Fosbrasil S.A.  Bunge is a 44.25% owner of this joint venture in Brazil with Astaris Brasil Ltda. and Société Chimique Prayon- Rupel S.A. Fosbrasil S.A. operates an industrial plant in Cajati, São Paulo, Brazil that converts phosphoric acid used in animal nutrition into phosphoric acid for human consumption.

Bunge Maroc Phosphore S.A.  Bunge has a 50% interest in this joint venture, to produce fertilizers in Morocco with Office Cherifien Des Phosphates (OCP). The joint venture was formed to produce fertilizer products in Morocco for shipment to Brazil, Argentina and certain other markets in Latin America. In 2008, Bunge contributed $61 million to this joint venture.

Food Products

Saipol S.A.S.  Saipol is a joint venture with Sofiproteol, the financial arm of the French oilseed farmers’ association. Saipol is engaged in oilseed processing and the sale of branded packaged vegetable oils in France. Bunge has a 33.34% interest in Saipol.

Harinera La Espiga, S.A. de C.V.  Bunge is a party to this joint venture in Mexico with Grupo Neva, S.A. de C.V. and Cerrollera, S.A. de C.V. The joint venture has wheat milling and bakery dry mix operations in Mexico. Bunge has a 31.5% interest in the joint venture.

Summarized combined financial information reported for all equity method affiliates and a summary of the amounts recorded in Bunge’s consolidated financial statements as of December 31, 2008 and 2007 and for the years ended December 31, 2008, 2007 and 2006 follows:

		December 31,
(US$ in millions)		2008	2007
Combined financial position (unaudited):
Current assets		$1,683	$1,414
Non-current assets		2,766	2,735
Total assets		$4,449	$4,149
Current liabilities		$1,049	$916
Non-current liabilities		1,092	896
Stockholders’ equity		2,308	2,337
Total liabilities and stockholders’ equity		$4,449	$4,149
Amounts recorded by Bunge:
Investments(1)		$761	$706

(US$ in millions)	2008	2007	2006
Combined results of operations (unaudited):
Revenues	$6,063	$4,694	$3,376
Income before income tax and noncontrolling interest	92	169	117
Net income	85	108	74
Amounts recorded by Bunge:
Equity income(2)	34	33	23

(1)           Approximately $347 million and $361 million of this amount at December 31, 2008 and 2007, respectively, related to Bunge’s investment in Solae. At December 31, 2008, Bunge’s investment equaled its underlying equity in the net assets of Solae. At December 31, 2007, Bunge’s investment exceeded its underlying equity in the net assets of Solae by $1 million. Straight line amortization of this excess against equity in earnings of affiliates amounted to $1 million, $5 million and $5 million in 2008, 2007 and 2006, respectively. Amortization of the excess has been attributed to intangible assets of Solae, which were being amortized over five years.

(2)           In 2008 and 2006, Bunge’s equity in earnings of Solae included impairment and restructuring charges, net of income tax benefits of $5 million, net of tax benefit of $2 million, and $20 million, net of tax benefit of $7 million, respectively.

10.  Other Current Liabilities

Other current liabilities consist of the following:

	December 31,
(US$ in millions)	2008	2007
Accrued liabilities	$1,110	$1,071
Unrealized loss on derivative contracts	1,775	2,023
Advances on sales	261	367
Other	115	34
Total	$3,261	$3,495

11.  Asset Retirement Obligations

Bunge has asset retirement obligations with carrying amounts totaling $36 million and $55 million at December 31, 2008 and 2007, respectively, primarily relating to mining assets in the fertilizer segment, processing plants located on leased land in the agribusiness segment, and certain edible oil refining facilities in the edible oil products segment. Asset retirement obligations in the fertilizer segment relate to restoration of land used in its mining operations. Asset retirement obligations in the agribusiness segment relate to the restoration of leased land to its original state and removal of the plants after termination of the leases. Asset retirement obligations in its edible oil products segment relate to the removal of certain storage tanks associated with the edible oil refining facilities.

The change in carrying value of asset retirement obligations in 2008 consisted of a $13 million decrease of the initial obligation, which resulted from an increase in the discount rate used to calculate the present value ($11 million for the fertilizer segment and $2 million for the edible oil segment), an increase of $9 million of accretion expense and a decrease of $15 million related to currency translation adjustment. The change in the carrying value of asset retirement obligations in 2007 consisted of a $10 million increase of the initial obligation in the fertilizer segment due to a decrease in the discount rate used to calculate the present value, an increase of $2 million for new obligations related to required restoration of leased land and removal of plants ($1 million in the agribusiness segment and $1 million in the edible oil products segment), $4 million of accretion and $7 million of currency translation adjustment.

12.  Income Taxes

Bunge has global operations and is subject to the tax laws and regulations of numerous tax jurisdictions and authorities, as well as tax agreements and treaties among these jurisdictions. Tax reporting rules and income tax rates used for the determination of taxable income and the related income taxes are complex and vary significantly among jurisdictions. Determination of taxable income requires the interpretation of the related tax laws and regulations, and the use of estimates and assumptions regarding future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the varying tax laws and the sources and character of income and tax credits.

Changes in tax laws, regulations, agreements and treaties, foreign currency exchange transactions, foreign currency exchange rates, or Bunge’s level of operations or profitability in each taxing jurisdiction may impact Bunge’s income tax provision.

Bunge also records valuation allowances when it is more likely than not that some portion or all of its deferred tax assets might not be realized. The ultimate realization of the deferred tax assets depends primarily on the ability to generate sufficient future income of the appropriate character in the appropriate taxing jurisdiction.

Bunge has elected to use the U.S. federal income tax rate to reconcile the actual provision for income taxes.

The components of income from operations before income tax are as follows:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
United States	$126	$126	$14
Non-United States	1,411	1,075	508
Total	$1,537	$1,201	$522

The components of the income tax (expense) benefit are:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
Current:
United States	$(12)	$(7)	$(3)
Non-United States	(511)	(348)	(152)
	(523)	(355)	(155)
Deferred:
United States	(22)	(27)	(21)
Non-United States	273	89	212
	251	62	191
Uncertain:
United States	(1)	(2)	—
Non-United States	28	(15)	—
	27	(17)	—
Total	$(245)	$(310)	$36

Reconciliation of the income tax expense at the U.S. statutory rate to the effective rate is as follows:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
Income from operations before income tax	$1,537	$1,201	$522
Income tax rate	35%	35%	35%
Income tax expense at the statutory rate	(538)	(420)	(183)
Adjustments to derive effective tax rate:
Foreign earnings taxed at different statutory rates	166	154	176
Change in valuation allowance	(47)	3	67
Basis difference in determining foreign taxable income(1)	—	—	(36)
Amortization of Goodwill	23	8	5
Prior year U.S. export incentives(2)	—	—	(21)
Benefit from interest on capital dividends paid by Brazilian companies	14	29	17
Investment tax credits	45	28	16
Foreign exchange on monetary items	69	(46)	—
Tax rate changes	—	(9)	—
Non deductible pretax expenses	(35)	(28)	—
Uncertain tax positions	27	(17)	—
Other (none in excess of 5%)	31	(12)	(5)
Income tax (expense) benefit	$(245)	$(310)	$36

(1)           In 2003, a tax law was enacted in South America affecting exporters of certain products, including grains and oilseeds. The tax law generally provides that in certain circumstances when an export is made to a related party that is not the final purchaser of the exported products, the income tax payable by the exporter with respect to such sales must be based on the greater of the contract price of the exported products or the market price of the products at the date of shipment. The tax effect of this law was reflected in income tax expense in the consolidated statement of income for the years ended December 31, 2008, 2007 and 2006.

(2)           Income tax expense for the year ended December 31, 2006 includes a charge of $21 million relating to a correction of certain tax benefits recognized from 2001 to 2005 related to incentives under the Foreign Sales Corporation/Extraterritorial Income Exclusion provision of the U.S. Internal Revenue Code.

Bunge subsidiaries had undistributed earnings amounting to approximately $3,837 million at December 31, 2008. These amounts are considered to be permanently reinvested and, accordingly, no provision for income taxes has been made. It is not practicable to determine the deferred tax liability for temporary differences related to these undistributed earnings.

The primary components of the deferred tax assets and liabilities and the related valuation allowances are as follows:

	December 31,
(US$ in millions)	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$742	$742
Excess of tax basis over financial statement basis of property, plant and equipment	30	43
Accrued retirement costs (pension and postretirement healthcare cost) and other accrued employee compensation	131	108
Tax credit carryforwards	40	18
Inventories	73	49
Other accruals and reserves not currently deductible for tax purposes	442	439
Total deferred tax assets	1,458	1,399
Less valuation allowances	(94)	(33)
Deferred tax assets, net of valuation allowance	1,364	1,366
Deferred tax liabilities:
Excess of financial statement basis over tax basis of long-lived assets	262	327
Undistributed earnings of affiliates	33	30
Revenue recognition	—	49
Inventories	93	64
Other temporary differences	80	89
Total deferred tax liabilities	468	559
Net deferred tax assets	$896	$807

Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to the years in which those temporary differences are expected to be recovered or settled.

At December 31, 2008, Bunge’s pretax loss carryforwards totaled $2,576 million, of which $1,684 million have no expiration. Loss carryforwards of $1,198 million in Brazil can be carried forward indefinitely but annual utilization is limited to 30% of taxable income. The remaining tax loss carryforwards expire at various periods beginning in 2009 through the year 2027.

Income Tax Valuation Allowances—Bunge continually assesses the adequacy of its valuation allowances and recognizes tax benefits only when it is more likely than not that the benefits will be realized. The utilization of deferred tax assets depends on the generation of future income during the period in which the related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in this assessment.

In 2008, income tax expense increased for valuation allowances of $47 million. In addition, the valuation allowance increased by $20 million, which resulted from a reclassification of non-current liabilities related to uncertain tax liabilities and a deferred tax asset adjustment offset by a decrease of $6 million due to exchange translation adjustments.

Uncertain Tax Liabilities—On January 1, 2007, Bunge adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes (FIN 48). Among other tax guidance, FIN 48 requires applying a “more likely than not” threshold to the recognition and de-recognition of tax benefits. Bunge recorded tax liabilities of $155 million in its consolidated balance sheet at January 1, 2007 related to unrecognized tax benefits, of which $31 million relates to accrued penalties and interest. At December 31, 2008 and 2007, respectively Bunge had recorded tax liabilities of $133 million and $186 million in other non-current liabilities and $5 million and $11 million in current liabilities in its consolidated balance sheets, of which $48 million and $35 million relates to accrued penalties and interest. Bunge recognizes accrued interest and penalties related to unrecognized tax benefits in income tax expense in the consolidated statements of income. During 2008 and 2007, respectively, Bunge recognized $13 million and $4 million in interest and penalties in the consolidated statements of income. A reconciliation of the beginning and ending amount of unrecognized tax benefits follows:

(US$ in millions)	2008	2007
Balance at January 1, 2008 and 2007	$197	$155
Additions based on tax positions related to the current year	3	3
Additions based on tax positions related to prior years	11	37
Reductions for tax positions of prior years	(40)	(18)
Settlements	(2)	(1)
Expiration of statue of limitations	(1)	(1)
Foreign currency translation	(30)	22
Balance at December 31, 2008 and 2007	$138	$197

Substantially all of the unrecognized tax benefit balance, if recognized, would affect Bunge’s effective income tax rate.

Included in the liability for unrecognized tax benefits at December 31, 2008 is approximately $4 million relating to the possible realization of deferred tax assets at certain of Bunge’s foreign subsidiaries. Bunge has requested a ruling on the realization of these deferred tax assets from the applicable tax authorities. If the ruling is favorable, Bunge’s liability related to this unrecognized tax benefit of $4 million will be reversed.

Bunge, through its subsidiaries, files income tax returns in the United States (federal and various states) and non-United States jurisdictions. The table below shows the tax years for which Bunge is subject to income tax examinations by tax authorities:

Open Tax Years
North America	1996-2008
South America	2003-2008
Europe	2002-2008
Asia	2002-2008

In 2008, 2007 and 2006, Bunge paid income taxes, net of refunds, of $394 million, $242 million and $85 million, respectively. The amount paid in 2008, included $42 million of estimated income taxes, which in accordance with the applicable local tax laws in certain South American jurisdictions, may be recoverable from income or non-income taxes payable. Bunge offset income taxes payable by the net amount of $119 million and $47 million in the years ended December 31, 2007 and 2006, respectively, against recoverable taxes receivable in certain South American jurisdictions in accordance with the applicable local tax laws. In addition, Bunge had $75 million withheld by third parties and remitted to the government on its behalf during 2008.

13.  Financial Instruments and Fair Value Measurements

Bunge’s various financial instruments include certain components of working capital such as cash and cash equivalents, trade accounts receivable and accounts payable. Additionally, Bunge uses short- and long-term debt to fund operating requirements and derivative instruments to manage its foreign exchange, interest rate, commodity price, freight and energy cost, and interest rate risk exposures. Bunge also uses derivative instruments to reduce volatility in its income tax expense that results from foreign exchange gains and losses on certain U.S. dollar denominated loans in Brazil. Cash and cash equivalents, trade accounts receivable and accounts payable and short-term debt are stated at their carrying value, which is a reasonable estimate of fair value. All derivative instruments and marketable securities are stated at fair value.

Adoption of SFAS No. 157, Fair Value Measurements—Effective January 1, 2008, Bunge adopted SFAS No. 157, which provides a framework for measuring fair value. SFAS No. 157 also eliminates the deferral of gains and losses at inception associated with certain derivative contracts whose fair value was not evidenced by observable market data. SFAS No. 157 requires that the impact of this change in accounting for derivative contracts be recorded as an adjustment to opening retained earnings in the period of adoption. Bunge did not have any deferred gains or losses at inception of derivative contracts and therefore no adjustment to opening retained earnings was made upon adoption of SFAS No. 157.

SFAS No. 157 defines fair value as the price that would be received for an asset or paid to transfer a liability (an exit price) in Bunge’s principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Bunge determines the fair values of its readily marketable inventories, derivative contracts, and certain other assets based on the fair value hierarchy established in SFAS No. 157, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. Observable inputs are inputs based on market data obtained from sources independent of the reporting entity that reflect the assumptions market participants would use in pricing the asset or liability developed. Unobservable inputs are inputs developed based on the best information available in the circumstances that reflect Bunge’s own assumptions based on market data and on assumptions that market participants would use in pricing the asset or liability. The standard describes three levels within its hierarchy that may be used to measure fair value.

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 1 assets and liabilities include exchange traded derivative contracts.

Level 2: Observable inputs, including Level 1 prices (adjusted); quoted prices for similar assets or liabilities; quoted prices in markets that are less active than traded exchanges; and other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include readily marketable inventories and over-the-counter (OTC) commodity purchase and sales contracts and other OTC derivatives whose value is determined using pricing models with inputs that are generally based on exchange traded prices, adjusted for location specific inputs that are primarily observable in the market or can be derived principally from or corroborated by observable market data.

Level 3: Unobservable inputs that are supported by little or no market activity and that are a significant component of the fair value of the assets or liabilities. In evaluating the significance of fair value inputs, Bunge gives consideration to items that individually, or when aggregated with other inputs, generally represent more than 10% of the fair value of the assets or liabilities. For such identified inputs, judgments are required when evaluating both quantitative and qualitative factors in the determination of significance for purposes of fair value level classification and disclosure. Level 3 assets and liabilities include assets and liabilities whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as assets and liabilities for which the determination of fair value requires significant management judgment or estimation.

The following table sets forth by level Bunge’s assets and liabilities that were accounted for at fair value on a recurring basis as of December 31, 2008. Bunge’s exchange-traded futures are predominantly settled daily generally through its clearing subsidiary and therefore such futures are not included in the table below. Pursuant to FSP No. FAS 157-2, Effective Date of FASB Statement No. 157, Bunge will delay the adoption of SFAS No. 157 for its nonfinancial assets and liabilities that are recognized on a nonrecurring basis, including goodwill and intangibles and asset retirement obligations. As required by SFAS No. 157, assets and liabilities are classified in their entirety based on the lowest level of input that is a significant component of the fair value measurement. The lowest level of input is considered Level 3. Bunge’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the classification of fair value assets and liabilities within the fair value hierarchy levels.

	December 31, 2008
	Fair Value Measurements at Reporting Date Using
(US$ in millions)	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Assets:
Readily marketable inventories (Note 3)	$—	$2,558	$183	$2,741
Unrealized gain on derivative contracts (Note 4)	16	1,376	418	1,810
Other(1)	22	23	—	45
Total assets	$38	$3,957	$601	$4,596
Liabilities:
Unrealized loss on derivative contracts(2)	$22	$1,237	$519	$1,778
Total liabilities	$22	$1,237	$519	$1,778

(1)                                  Other assets include primarily the fair values of marketable securities.

(2)                                  Unrealized loss on derivatives contracts includes $3 million recorded in other non-current liabilities in the consolidated balance sheet.

Derivatives—Exchange traded futures and options contracts are valued based on unadjusted quoted prices in active markets and are classified within Level 1. Bunge’s forward commodity purchase and sale contracts are classified as derivatives along with other OTC derivative instruments relating primarily to freight, energy foreign exchange and interest rates. Bunge estimates fair values based on exchange quoted prices, adjusted as appropriate for differences in local markets. These differences are generally valued using inputs from broker or dealer quotations, or market transactions in either the listed or OTC markets. In such cases, these derivative contracts are classified within Level 2. Changes in the fair values of these contracts are recognized in the consolidated financial statements as a component of cost of goods sold, foreign exchange gain or loss, other income (expense) or other comprehensive income (loss).

OTC derivative contracts include swaps, options and structured transactions that are valued at fair value and may be offset with similar positions in exchange traded markets. The fair values of OTC derivative instruments are determined using quantitative models that require the use of multiple market inputs including quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets which are not highly active, other observable inputs relevant to the asset or liability, and market inputs corroborated by correlation or other means. These valuation models include inputs such as interest rates, prices and indices to generate continuous yield or pricing curves and volatility factors. Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2. Certain OTC derivatives trade in less active markets with less availability of pricing information and certain structured transactions can require internally developed model inputs that might not be observable in or corroborated by the market. When unobservable inputs have a significant impact on the measurement of fair value, the instrument is categorized in Level 3.

Readily marketable inventories—Bunge’s readily marketable commodity inventories are valued at fair value. These commodities are readily marketable, have quoted market prices and may be sold without significant additional processing. Bunge determines fair value based on quoted prices on exchange-traded futures contracts with appropriate adjustments for differences in local markets where Bunge’s inventories are located. Changes in the fair values of these inventories are recognized in the consolidated statements of income as a component of cost of goods sold.

Readily marketable inventories are valued based on the fair values of the commodities, including exchange quotations, broker or dealer quotations, or market transactions in either listed or OTC markets. In such cases, the inventory is classified within Level 2. Certain inventories may utilize significant unobservable data related to local market adjustments to determine fair value. In such cases, the inventory is classified as Level 3.

If Bunge used different methods or factors to determine fair values, amounts reported as unrealized gains and losses on derivative contracts and readily marketable inventories in the consolidated balance sheets and consolidated statements of income could differ. Additionally, if market conditions change subsequent to the reporting date, amounts reported in future periods as unrealized gains and losses on derivative contracts and readily marketable inventories in the consolidated balance sheets and consolidated statements of income could differ.

Level 3 Valuation—Bunge’s assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the classification of assets and liabilities within the fair value hierarchy. In evaluating the significance of fair value inputs, Bunge gives consideration to items that individually, or when aggregated with other inputs, represent more than 10% of the fair value of the assets or liabilities. For such identified inputs, judgments are required when evaluating both quantitative and qualitative factors in the determination of significance for purposes of fair value level classification and disclosure. Because of differences in the availability of market prices and market liquidity over their terms, inputs for some assets and liabilities may fall into any one of the three levels in the fair value hierarchy or some combination thereof. While SFAS No. 157 requires Bunge to classify these assets and liabilities in the lowest level in the hierarchy for which inputs are significant to the fair value measurement, a portion of that measurement may be determined using inputs from a higher level in the hierarchy.

Transfers in and/or out of Level 3 represent existing assets or liabilities that were either previously categorized as a higher level for which the inputs to the model became unobservable or assets and liabilities that were previously classified as Level 3 for which the lowest significant input became observable during the period.

Level 3 Derivatives—The fair values of Level 3 derivative instruments are estimated using pricing information from less active markets. Level 3 derivative instruments utilize both market observable and unobservable inputs within the fair value measurements. These inputs include commodity prices, price volatility factors, interest rates, volumes and locations. In addition, with the exception of the exchange-traded instruments where Bunge clears trades through the exchange, Bunge is exposed to loss in the event of the non-performance by counterparties on over-the-counter derivative instruments and forward purchase and sale contracts. Adjustments are made to fair values on occasions when non-performance risk is determined to represent a significant input in our fair value determination. These adjustments are based on Bunge’s estimate of the potential loss in the event of counterparty non-performance. At December 31, 2008, counterparty non-performance risk adjustments of $136 million were included in determination of fair values of OTC derivative instruments categorized in Level 3.

Level 3 Readily marketable inventories—Readily marketable inventories are considered Level 3 when at least one significant assumption or input is unobservable. These assumptions or inputs include exchange quotes and certain management estimations regarding local markets.

The tables below present reconciliations for all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during 2008. Level 3 instruments presented in the tables include readily marketable inventories and derivatives, which were carried at fair value prior to the adoption of SFAS No. 157. These instruments were valued using pricing models that, in management’s judgment, reflect the assumptions a marketplace participant would use at December 31, 2008.

	Level 3 Instruments:
	Fair Value Measurements
(US$ in millions)	Derivatives, Net(1)	Readily Marketable Inventories	Total
Balance, January 1, 2008	$107	$133	$240
Total gains and losses (realized/unrealized) included in cost of goods sold	259	(24)	235
Purchases, issuances and settlements	(401)	129	(272)
Transfers in (out) of Level 3	(66)	(55)	(121)
Balance, December 31, 2008	$(101)	$183	$82

(1)                                  Derivatives, net include Level 3 derivative assets and liabilities.

The table below summarizes changes in unrealized gains or losses recorded in earnings during the year ended December 31, 2008 for Level 3 assets and liabilities that were held at December 31, 2008.

	Level 3 Instruments:
	Fair Value Measurements
(US$ in millions)	Derivatives, Net(1)	Readily Marketable Inventories	Total
Changes in unrealized gains and (losses) relating to assets and liabilities held at December 31, 2008:
Cost of goods sold	$74	$118	$192

(1)                                  Derivatives, net include Level 3 derivative assets and liabilities.

Interest Rate Derivatives—The interest rate swaps used by Bunge as hedging instruments have been recorded at fair value in the consolidated balance sheets with changes in fair value recorded contemporaneously in earnings. Additionally, the carrying amount of the associated debt is adjusted through earnings for changes in the fair value due to changes in benchmark interest rates. Ineffectiveness, as defined in SFAS No. 133, is recognized to the extent that these two adjustments do not offset.

In 2008, Bunge entered into interest rate swap agreements with an aggregate notional principal amount of $250 million maturing in 2011 for the purpose of managing its interest rate exposure associated with its $250 million three-year fixed rate term loan due 2011. Under the terms of the interest rate swap agreements, Bunge makes payments based on the average daily effective Federal Funds rate and receives payments based on a fixed interest rate. Bunge has accounted for the interest rate swap agreements as fair value hedges in accordance with SFAS No. 133. The swap agreements are assumed to be perfectly effective under the shortcut method of SFAS No. 133. The interest rate differential, which settles semi-annually, is recorded as an adjustment to interest expense.

The following table summarizes our outstanding interest rate swap agreements accounted for as fair value hedges as of December 31, 2008.

	Maturity	Fair Value Gain
(US$ in millions)	2011	December 31, 2008
Receive fixed/pay Federal Funds notional principal amount	$250	$12
Weighted average variable rate payable(1)	1.30%
Weighted average fixed rate receivable	4.33%

(1)                                  Interest is payable in arrears based on the average daily effective Federal Funds rate.

In addition, in 2008, Bunge entered into floating to floating currency and interest rate swap agreements with an aggregate notional principal amount of ¥10 billion maturing in 2011 for the purpose of managing its currency and interest rate exposure associated with its ¥10 billion Japanese Yen term loan due 2011. Under the terms of the currency and interest rate swap agreements, Bunge makes U.S. dollar payments based on three-month U.S. dollar LIBOR and receive payments based on three-month Yen LIBOR. Bunge has accounted for these interest rate swap agreements as fair value hedges in accordance with SFAS No. 133. At December 31, 2008, the fair value of the currency swap agreement was a gain of $15 million.

In 2008, Bunge entered into interest rate basis swap agreements with an aggregate notional principal amount of $375 million. These basis swap agreements swap future LIBOR settings on $375 million of the $475 million three-year LIBOR rate term loans due 2011 into the average daily effective Federal Funds rate prevailing during the respective period plus a spread. Under the terms of the basis swap agreements, Bunge makes payments based on the average daily effective Federal Funds rate and receives payments based on LIBOR. The basis swap agreements are intended to mitigate the interest rate risk resulting from deviations in future LIBOR rate settings from the expected path of the Federal Funds policy rates. These basis swap agreements do not qualify for hedge accounting in accordance with SFAS No. 133, and therefore Bunge has not designated these swap agreements as hedge instruments. As a result, changes in fair value of the basis swap agreements are recorded as an adjustment to earnings. The following table summarizes Bunge’s outstanding basis swap agreements as of December 31, 2008:

	Maturity	Fair Value Loss
(US$ in millions)	2011	December 31, 2008
Receive LIBOR/pay Federal Funds notional principal amount	$375		$(1)
Weighted average rate payable(1)	0.73%
Weighted average rate receivable(2)	0.64%

(1)                                  Interest is payable in arrears based on the average daily effective Federal Funds rate.

(2)                                  Interest is receivable in arrears based on one month LIBOR.

In January 2008, Bunge terminated certain of its then outstanding interest rate swap agreements, which it had entered into in previous years, with a notional amount of $1,150 million maturing in 2014, 2015 and 2017 and received approximately $49 million in cash, of which a gain of $48 million on the net settlement of the swap agreements will be amortized to earnings over the remaining term of the debt. Bunge accounted for these interest rate swap agreements as fair value hedges in accordance with SFAS No. 133.

Bunge recognized approximately $3 million, $8 million and $16 million in interest expense in the consolidated statements of income in the years ended December 31, 2008, 2007 and 2006, respectively, relating to its outstanding interest rate swap agreements. In addition, in 2008, 2007 and 2006, Bunge recognized gains of approximately $12 million, $6 million and $7 million, respectively, as a reduction of interest expense in the consolidated statements of income, related to the amortization of deferred gains on termination of interest rate swap agreements.

In 2008, 2007 and 2006, Bunge reclassified approximately a $2 million loss in each year from accumulated other comprehensive income (loss) in its consolidated balance sheets to interest expense in the consolidated statements of income, which related to settlements of certain derivative contracts recorded as cash flow hedges, in connection with forecasted issuances of debt financing. Bunge expects to reclassify approximately $2 million to interest expense in 2009 (see Note 21 of the notes to the consolidated financial statements).

Foreign exchange derivatives—Certain of Bunge’s operations are subject to risk from exchange rate fluctuations in connection with anticipated sales in foreign currencies. To minimize this risk, in 2008 and 2007, Bunge entered into a combination of foreign exchange contracts and zero cost collars, which were designated as cash flow hedges in accordance with SFAS No. 133.

As of December 31, 2008 and 2007, approximately $586 million and $359 million, respectively, of anticipated foreign currency denominated sales of certain of Bunge’s foreign subsidiaries were hedged with forward foreign exchange contracts. These contracts mature on various dates through December 2009. At December 31, 2008 and 2007, the fair value of contracts expected to settle within the next 12 months, which was recorded in other current liabilities and other current assets, was approximately $41 million and $23 million, respectively. The changes in the fair values on the component of the contracts designated as cash flow hedges are recorded in accumulated other comprehensive income (loss) and were approximately $(97) million and $9 million, respectively, net of tax, in the years ended December 31, 2008 and 2007. The changes in the fair values are reclassified into earnings when the anticipated sales occur with approximately $(106) million, net of tax loss expected to be reclassified into earnings in 2009. The ineffective portion of these hedges was $3 million in 2008 and was recorded as foreign exchange loss in the consolidated statements of income. Bunge assesses, both at the inception of the hedge and on an on-going basis, whether the derivative instruments that are used as hedges transactions are highly effective in offsetting changes in the cash flows of hedged items.

Bunge uses net investment hedges to mitigate the translation adjustments arising from remeasuring its investment in certain of its foreign subsidiaries. For derivative instruments that are designated and qualify as net investment hedges, Bunge records the effective portion of the gain or loss on the derivative instruments in accumulated other comprehensive income (loss). During 2008, Bunge entered into fixed interest rate currency swaps with a notional value of $69 million to hedge the net asset exposure in its Brazilian subsidiaries. Under the terms of these swaps, Bunge pays Brazilian interest rates and receives fixed U.S. dollar interest rates. The exchange of principal at the maturity of the swap is expected to offset the foreign exchange translation adjustment of Bunge’s net investment in its Brazilian real functional currency subsidiaries. These swaps mature in December 2010. At December 31, 2008, the fair value of fixed interest rate currency swaps was a loss of $1 million, which was recorded in accumulated other comprehensive income (loss) in the consolidated balance sheet as an offset to the foreign currency translation gain from the underlying Brazilian real net asset exposure.

In October 2008, Bunge de-designated cross currency swaps with a notional value of $76 million that hedged its net investment in Brazilian assets. The fair value of these swaps was zero at the de-designation date. Between October and December 2008, when such swaps matured, Bunge recorded a gain of $15 million in its 2008 earnings related to the change in fair value of these cross currency swaps. For the year ended December 31, 2008, Bunge recorded a $17 million gain as an offset against foreign exchange translation adjustment in accumulated other comprehensive income (loss) that related to the change in the fair value of the net investment hedges.

Ocean freight derivatives—Bunge uses derivative instruments to hedge portions of its current and anticipated ocean freight costs. A portion of the ocean freight derivatives have been designated as fair value hedges of Bunge’s firm commitments to purchase time on ocean freight vessels. Changes in the fair value of the ocean freight derivatives that are qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged firm commitments to purchase time on ocean freight vessels that is attributable to the hedged risk, are recorded in earnings. For the year ended December 31, 2008, Bunge recognized in cost of goods sold in its consolidated statements of income $384 million of losses on the firm commitments to purchase time on ocean freight vessels, which were offset by $384 million of gains on freight derivative contracts. There was no material gain or loss recognized in the consolidated statements of income for the year ended December 31, 2008 due to hedge ineffectiveness. In October 2008, a portion of the fair value hedges of firm commitments to purchase time on ocean vessels were de-designated as hedges. Bunge expects to recognize in 2009 and 2010 gains of $17 million and $14 million, respectively, in cost of goods sold in its consolidated statements of income, related to the amortization of amounts recorded in current and non-current liabilities in its consolidated balance sheet at December 31, 2008.

14.  Short-Term Debt and Credit Facilities

Bunge’s short-term borrowings are typically sourced from various banking institutions and the U.S. commercial paper market. Bunge also borrows from time to time in local currencies in various foreign jurisdictions. The weighted-average interest rate, which includes related fees, on short-term borrowings as of December 31, 2008 and 2007 was 10.40% and 6.60%, respectively.

Short-term borrowings consist of the following:

	December 31,
(US$ in millions)	2008	2007
Commercial paper	$—	$153
Lines of credit:
Secured, variable interest rates from 6.91% to 7.29%	4	100
Unsecured, variable interest rates from 1.69% to 18.23%, 53.79%(1)	469	337
Total short-term debt	$473	$590

(1)                                  Includes $20 million of local currency borrowings in Eastern Europe at a weighted-average interest rate of 53.79%.

At December 31, 2008, Bunge had no outstanding amounts under its $600 million commercial paper program, which is supported by committed back-up bank credit lines of $600 million with a number of lending institutions that are rated at least A-1 by S&P and P-1 by Moody’s Investor Services. These committed back-up bank credit lines mature June 2012. These credit lines permit Bunge to, at its option, set up direct borrowings or issue commercial paper in an aggregate amount of up to $600 million. The cost of borrowing under the committed back-up bank credit lines would typically be higher than the cost of borrowing under the commercial paper program. At December 31, 2008, no borrowings were outstanding under these committed back-up bank credit lines.

In November 2008, Bunge entered into an $850 million, 364-day, syndicated revolving credit agreement with a number of lending institutions. Subject to obtaining commitments from existing or new lenders and satisfying other conditions in the revolving credit agreement, Bunge may increase the aggregate commitments under this credit agreement to $1 billion. Borrowings under the revolving credit agreement, which matures in November 2009, will bear interest, at Bunge’s option, at LIBOR plus the applicable margin (defined below) or at the alternate base rate then in effect plus the applicable margin minus 1.00%. The applicable margin for purposes of this revolving credit agreement will be based on the greater of (i) a yearly floor rate that varies between 1.25% and 3.00%, based generally on the credit ratings of our senior long-term unsecured debt and (ii) a yearly rate calculated as a percentage of the Markit CDX.NA.IG Series 11 five-year credit default swap index (or any successor index thereof) that varies between 60% and 150% based generally on the credit ratings of our senior long-term unsecured debt. Amounts under this revolving credit agreement that remain undrawn are subject to a commitment fee payable quarterly on the average undrawn portion of the credit agreement at rates ranging from 0.20% to 0.50%, which will also vary based on the credit ratings of our senior long-term unsecured debt. There were no borrowings outstanding under this facility at December 31, 2008. This facility replaced the then existing $1 billion revolving credit facility dated as of November 19, 2007, which matured in accordance with its terms on November 18, 2008.

At December 31, 2008, Bunge had approximately $1,450 million of unused and available borrowing capacity under its commercial program and committed short-term credit facilities.

15.  Long-Term Debt

Long-term obligations are summarized below:

	December 31,
(US$ in millions)	2008	2007
Long-term debt, variable interest rates indexed to LIBOR(1) plus 0.60% to 0.80%, payable through 2010	$—	$1,125
Term loans due 2011—LIBOR(1) plus 1.25% to 1.75%	475	—
Term loan due 2011—fixed interest rate of 4.33%	250	—
Japanese Yen term loan due 2011—Yen LIBOR(2) plus 1.40%	110	—
4.375% Senior Notes, due 2008	—	500
6.78% Senior Notes, Series B, due 2009	53	53
7.44% Senior Notes, Series C, due 2012	351	351
7.80% Senior Notes due 2012	200	200
5.875% Senior Notes due 2013	300	300
5.35% Senior Notes due 2014	500	500
5.10% Senior Notes due 2015	382	400
5.90% Senior Notes due 2017	250	250
BNDES(3) loans, variable interest rate indexed to IGPM(4) plus 6.50% and TJLP(5) plus 3.20% to 4.50% payable through 2016	87	116
Other	152	162
	3,110	3,957
Less: Current portion of long-term debt	(78)	(522)
Total long-term debt	$3,032	$3,435

(1)                                  One-, three- and six-month LIBOR at December 31, 2008 was 0.44%, 1.43% and 1.75%, respectively, and at December 31, 2007 was 4.60%, 4.70% and 4.60%, respectively.

(2)                                  Three-month Yen LIBOR at December 31, 2008 was 0.83%.

(3)                                  BNDES loans are Brazilian government industrial development loans.

(4)                                  IGPM is a Brazilian inflation index published by Fundação Getulio Vargas. The annualized rate for the years ended December 31, 2008 and 2007 was 9.81% and 7.75%, respectively.

(5)                                  TJLP is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rate for 2008 and 2007 was 6.25% and 6.37%, respectively.

The fair value of long-term debt at December 31, 2008 and 2007 was $3,034 million and $4,003 million calculated based on interest rates currently available on comparable maturities to companies with credit standing similar to that of Bunge.

In December 2008, Bunge repaid at maturity its $500 million 4.375% 2008 Senior Notes. Also, in December 2008, Bunge repurchased and cancelled $18 million of the $400 million 5.10% Senior Notes due 2015. The repurchase resulted in a gain of $8 million (including unamortized gains on related interest rate hedge terminations), which was recorded in earnings.

In 2008, Bunge entered into a $250 million syndicated term loan with a group of lending institutions. The term loan bears interest at a fixed rate of 4.33% per year and matures in 2011. Bunge used the proceeds from this term loan to repay outstanding indebtedness. In 2008, Bunge also entered into several three-year bilateral term loan agreements with various banks aggregating $475 million. These bilateral term loans are fully-funded and carry interest rates based on LIBOR plus a spread ranging from 1.25-1.75%. Bunge used the U.S. dollar proceeds from these bilateral term loans to repay outstanding indebtedness.

In 2008, Bunge entered into a ¥10 billion syndicated term loan agreement with a group of lending institutions. The term loan bears interest at Yen LIBOR plus 1.40% based on Bunge’s current credit ratings and matures in 2011. As a result of this transaction, Bunge simultaneously entered into a floating to floating currency and interest rate swap agreement. Bunge used the U.S. dollar proceeds to repay outstanding indebtedness.

In addition, during 2008, Bunge entered into a $650 million, three-year revolving credit facility with a number of lending institutions that matures in 2011. Borrowings under the revolving credit facility may be used for general corporate purposes. The interest rate applicable to borrowings under the revolving credit facility may range from LIBOR plus 0.65% to LIBOR plus 1.50% based on the credit ratings of Bunge’s long-term unsecured debt at the time of borrowing. Based on Bunge’s current credit ratings borrowings would bear interest at LIBOR plus 0.80%. There were no borrowings outstanding under this facility at December 31, 2008.

At December 31, 2008, Bunge had approximately $2,082 million of unused and available borrowing capacity under its committed long-term credit facilities with a number of lending institutions.

Certain land, property, equipment and investments in consolidated subsidiaries having a net carrying value of approximately $70 million at December 31, 2008 have been mortgaged or otherwise collateralized against long-term debt of $29 million at December 31, 2008.

Principal Maturities.  Principal maturities of long-term debt at December 31, 2008 are as follows:

(US$ in millions)
2009	$78
2010	20
2011	881
2012	571
2013	319
Thereafter	1,241
Total	$3,110

Bunge’s credit facilities and certain senior notes require it to comply with specified financial covenants related to minimum net worth, minimum current ratio, a maximum debt to capitalization ratio and indebtedness at the subsidiary level. Bunge was in compliance with these covenants at December 31, 2008.

In 2008, 2007 and 2006, Bunge paid interest, net of interest capitalized, of $309 million, $436 million and $236 million, respectively.

16.  Accounts Receivable Securitization Facilities

Certain of Bunge’s European subsidiaries have an established accounts receivable securitization facility (Euro securitization facility). Through the Euro securitization facility, Bunge’s European subsidiaries may offer to sell and the investor has the option to buy, without recourse, on a monthly basis certain eligible trade accounts receivable up to a maximum amount of Euro 200 million. Eligible accounts receivable are based on accounts receivable in certain designated European countries. Bunge accounts for its transfers/sales of accounts receivable under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, and SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of SFAS No. 140. Bunge’s European subsidiaries retain collection and administrative responsibilities for the accounts receivable sold. At the time an account receivable is sold and title transferred, it is removed from the consolidated balance sheet and the proceeds are reflected in cash provided by operating activities. The effective yield rates on the accounts receivable sold are based on monthly EUR LIBOR plus 0.295% per annum, which includes the cost of the program and certain other administrative fees. In the year ended December 31, 2008, 2007 and 2006, Bunge recognized expenses of approximately $13 million, $13 million and $5 million, respectively, in selling, general and administrative expenses in the consolidated statements of income related to the securitization program in Europe.

The initial term of the Euro securitization facility expires in 2010, but may be terminated earlier upon the occurrence of certain limited circumstances. Bunge’s European subsidiaries retain beneficial interests in certain accounts receivable that do not qualify as sales under SFAS No. 140 and SFAS No. 156. The beneficial interests are subordinate to the investors’ interests and are valued at historical cost, which approximates fair value. The beneficial interests are recorded in other current assets in the consolidated balance sheets.

At December 31, 2008 and 2007, Bunge sold approximately $325 million and $338 million, respectively, of accounts receivable to the Euro securitization facility, of which it has retained a $91 million and $113 million, respectively, beneficial interest in certain accounts receivable that did not qualify as a sale. In addition, Bunge recorded an allowance for doubtful accounts of $11 million and $7 million against the beneficial interest at December 31, 2008 and 2007, respectively, in other current assets in the consolidated balance sheets.

Bunge has two revolving accounts receivable securitization facilities through its North American operating subsidiaries. Through agreements with certain financial institutions, Bunge may sell, on a revolving basis, undivided percentage ownership interests (undivided interests) in designated pools of accounts receivable without recourse up to a maximum amount of approximately $362 million. Collections reduce accounts receivable included in the pools, and are used to purchase new receivables, which become part of the pools. The $300 million facility expires in 2009 and the $62 million facility expires in 2012. Both programs have an option to renew. The effective yield rates approximate the 30-day commercial paper rate plus annual commitment fees that range from 42.5 to 80 basis points in 2008.

During 2008 and 2007, the outstanding undivided interests averaged $146 million and $174 million, respectively. Bunge retains collection and administrative responsibilities for the accounts receivable in the pools. Bunge recognized $7 million, $10 million and $9 million in related expenses for the years ended December 31, 2008, 2007 and 2006, respectively, which are included in selling, general and administrative expenses in Bunge’s consolidated statements of income.

In addition, Bunge retains interests in the pools of accounts receivable not sold. Due to the short-term nature of the accounts receivable, Bunge’s retained interests in the pools are valued at historical cost, which approximates fair value. The full amount of the allowance for doubtful accounts has been retained in Bunge’s consolidated balance sheets since collections of all pooled accounts receivable are first utilized to reduce the outstanding undivided interests. Accounts receivable at December 31, 2008 and 2007 were net of $125 million and $226 million, respectively, representing the outstanding undivided interests in pooled accounts receivable.

17.  Pension Plans

Employee Defined Benefit Plans—Certain U.S., Canadian and European based subsidiaries of Bunge sponsor non-contributory defined benefit pension plans covering substantially all employees of the subsidiaries. The plans provide benefits based primarily on participants’ salary and length of service. In addition, one of Bunge’s Brazil-based fertilizer subsidiaries, Ultrafertil, SA, (Ultrafertil) is a participating sponsor in a frozen defined benefit pension plan (the Petros Plan) that is managed by Fundaçao Petrobras de Securidade Social (Petros). The Petros Plan began in 1970 prior to the Brazilian government’s deregulation of the Fertilizer industry in Brazil. With the deregulation, spun-off operating companies, including Bunge’s subsidiary Ultrafertil, were allocated the portion of the frozen plan’s obligations related to plan participants who could be specifically identified with those operating companies. In addition, a share of the plan’s pooled assets was allocated to each of the spun-off operating companies, although assets remain pooled under the management control of Petros. Ultrafertil does not have control or significant influence over the plan’s assets or investment policies.

The funding policies for Bunge’s defined benefit pension plans are determined in accordance with statutory funding requirements. The most significant defined benefits plans are the Petros Plan and plans in the United States. The U.S. funding policy requires at least those amounts required by the Pension Protection Act of 2006. Assets of the plans consist primarily of equity and fixed income investments. The Petros Plan is funded in accordance with Brazilian statutory requirements.

Plan Amendments.  There were no significant amendments to Bunge’s employee benefit plans during the years ended December 31, 2008, 2007 or 2006.

Adoption of SFAS No. 158.—On December 31, 2008, Bunge adopted the measurement date provision of SFAS No. 158, which requires the measurement of defined benefit postretirement plan assets and benefit obligations as of Bunge’s end of fiscal year 2008. Bunge has elected the second transition approach under the measurement date provision of SFAS No. 158, in which an employer uses earlier measurements determined for the year end reporting as of the fiscal year immediately preceding the year that the measurement date provisions are applied to estimate the effects of the change in measurement date. Bunge used a September 30 measurement date for its fiscal 2007 year end reporting of U.S. and certain foreign defined benefit postretirement plan assets and benefit obligations and allocated $4 million as an adjustment of retained earnings, which represents three-fifteenths of net periodic benefit costs determined for the period of September 30, 2007 to December 31, 2008. The remaining twelve-fifteenths are recognized as net periodic benefit costs for Bunge’s fiscal year end December 31, 2008, the date the measurement date provisions are first applied. Bunge did not recognize any plan settlements or curtailments during the period. Other changes in plan assets and benefit obligations such as gains or losses for the period between the September 30, 2007 and December 31, 2008 measurement dates are recognized as other comprehensive income for December 31, 2008, which is the fiscal year end when Bunge has first applied the measurement date provision of SFAS No. 158.

Included in accumulated other comprehensive income at December 31, 2008 are the following amounts that have not yet been recognized in net periodic benefit costs: unrecognized initial net asset (obligation) of $1 million ($1 million, net of tax), unrecognized prior service cost of $22 million ($14 million, net of tax) and unrecognized actuarial loss of $79 million ($51 million, net of tax). The prior service cost included in accumulated other comprehensive income that are expected to be recognized in net periodic benefit costs in 2009 are $2 million ($2 million, net of tax).

The following table sets forth in aggregate a reconciliation of the changes in the U.S. and foreign defined benefit pension plans’ benefit obligations, assets and funded status at December 31, 2008 and 2007 for plans with assets in excess of benefit obligations and plans with benefit obligations in excess of plan assets. A measurement date of December 31 was used for all plans.

	U.S. Pension Benefits December 31,		Foreign Pension Benefits December 31,
(US$ in millions)	2008	2007	2008	2007
Change in benefit obligations:
Benefit obligation as of beginning of year	$320	$320	$412	$320
Adjustment due to SFAS No. 158 measurement date provision adoption	5	—	1	—
Service cost	11	11	5	4
Interest cost	21	19	37	33
Actuarial loss (gain), net	2	(19)	(17)	10
Employee contributions	—	—	1	1
Net transfers in	—	—	16	1
Plan amendments	—	1	—	—
Benefits paid	(13)	(12)	(31)	(22)
Impact of foreign exchange rates	—	—	(96)	65
Benefit obligation as of end of year	$346	$320	$328	$412

Change in plan assets:
Fair value of plan assets as of beginning of year	$256	$222	$394	$287
Adjustment due to SFAS No. 158 measurement date provision adoption	(2)	—	—	—
Actual return on plan assets	(56)	31	90	58
Employer contributions	35	15	12	7
Employee contributions	—	—	1	1
Acquisitions	—	—	12	—
Benefits paid	(13)	(12)	(31)	(22)
Impact of foreign exchange rates	—	—	(110)	63
Fair value of plan assets as of end of year	$220	$256	$368	$394

Funded (unfunded) status and net amounts recognized:
Plan assets less than benefit obligation	$(126)	$(64)	$40	$(18)
Contribution adjustment	—	1	—	3
Net (liability) asset recognized in the balance sheet	$(126)	$(63)	$40	$(15)

Amounts recognized in the balance sheet consist of:
Non-current assets	$—	$10	$79	$26
Current liabilities	(1)	(1)	(8)	(6)
Noncurrent liabilities	(125)	(72)	(31)	(35)
Net (liability) asset recognized	$(126)	$(63)	$40	$(15)

Bunge has aggregated certain U.S. and foreign defined benefit pension plans with projected benefit obligations in excess of fair value of plan assets with pension plans that have fair value of plan assets in excess of projected benefit obligations. At December 31, 2008, the $346 million and $328 million projected benefit obligations for U.S. and foreign plans, respectively, includes plans with projected benefit obligations of $346 million and $50 million, respectively, which were in excess of the fair value of related plan assets of $220 million and $11 million, respectively. At December 31, 2007, the $320 million and $412 million projected benefit obligations for U.S. and foreign plans, respectively, includes plans with projected benefit obligations of $276 million and $89 million, respectively, which were in excess of the fair value of related plan assets of $202 million and $45 million, respectively. The accumulated benefit obligation for the U.S. and foreign defined benefit pension plans, respectively, was $309 million and $313 million at December 31, 2008 and $282 million and $395 million at December 31, 2007, respectively.

The following table summarizes information relating to aggregated U.S. and foreign defined benefit pension plans with an accumulated benefit obligation in excess of plan assets:

	U.S. Pension Benefits December 31,		Foreign Pension Benefits December 31,
(US$ in millions)	2008	2007	2008	2007
Projected benefit obligation	$346	$276	$45	$88
Accumulated benefit obligation	309	237	39	79
Fair value of plan assets	220	202	7	44

The components of net periodic benefit costs are as follows for U.S. and foreign defined benefit plans:

	U.S. Pension Benefits Year Ended December 31,			Foreign Pension Benefits Year Ended December 31,
(US$ in millions)	2008	2007	2006	2008	2007	2006
Service cost	$11	$11	$10	$5	$4	$3
Interest cost	21	19	17	37	33	30
Expected return on plan assets	(20)	(18)	(17)	(39)	(40)	(37)
Amortization of unrecognized prior service cost	1	1	1	1	1	—
Amortization of unrecognized net loss	1	2	2	—	1	—
Net periodic benefit costs (credits)	$14	$15	$13	$4	$(1)	$(4)

The weighted-average assumptions used in determining the actuarial present value of the projected benefit obligations under the U.S. and foreign defined benefit plans are as follows:

	U.S. Pension Benefits December 31,		Foreign Pension Benefits December 31,
	2008	2007	2008	2007
Discount rate	6.5%	6.5%	11.4%	9.4%
Increase in future compensation levels	4.2%	4.3%	6.7%	4.8%

The weighted-average assumptions used in determining the net periodic benefit cost under the U.S. and foreign defined benefit pension plans are as follows:

	U.S. Pension Benefits Year Ended December 31,			Foreign Pension Benefits Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Discount rate	6.5%	6.0%	5.8%	9.4%	9.7%	10.0%
Increase in future compensation levels	4.3%	3.5%	3.3%	4.8%	5.1%	5.5%
Expected long-term rate of return on assets	7.8%	8.0%	8.3%	10.2%	12.9%	14.3%

The sponsoring subsidiaries select the expected long-term rate of return on assets in consultation with their investment advisors and actuaries, with the exception of the Petros Plan in Brazil where the rate of return is determined for the entire asset pool by Petros investment advisors and actuaries. These rates are intended to reflect the average rates of earnings expected to be earned on the funds invested or to be invested to provide required plan benefits. The plans are assumed to continue in effect as long as assets are expected to be invested.

In estimating the expected long-term rate of return on assets, appropriate consideration is given to historical performance for the major asset classes held or anticipated to be held by the applicable plan trusts and to current forecasts of future rates of return for those asset classes. Cash flows and expenses are taken into consideration to the extent that the expected returns would be affected by them. As assets are generally held in qualified trusts anticipated returns are not reduced for taxes.

The U.S. and foreign defined benefit pension plans’ weighted-average asset allocations as of the measurement dates for 2008 and 2007, by category, are as follows:

	U.S. Pension Benefit Plans December 31,		Foreign Pension Benefit Plans December 31,
	2008	2007	2008	2007
Equities	55%	63%	31%	28%
Fixed income securities	39%	33%	33%	40%
Cash	3%	1%	31%	24%
Real estate	3%	3%	4%	4%
Other	—	—	1%	4%
Total	100%	100%	100%	100%

The objectives of the U.S. plans’ trust funds are to sufficiently diversify plan assets to maintain a reasonable level of risk without imprudently sacrificing return, with a target asset allocation of approximately 40% fixed income securities and approximately 60% equities. Bunge implements its investment strategy through a combination of indexed mutual funds and a proprietary portfolio of fixed income securities. Bunge’s policy is not to invest plan assets in Bunge Limited shares. The largest foreign plan is the Petros Plan in Brazil, where investments are pooled, managed and administered by Petros. Bunge does not control the investment policies or practices of the Petros Plan.

Bunge expects to contribute $47 million and $12 million, respectively, to its U.S. and foreign based defined benefit pension plans in 2009.

The following benefit payments, which reflect future service as appropriate, are expected to be paid related to U.S. and foreign defined benefit pension plans:

(US$ in millions)	U.S. Pension Benefit Payments	Foreign Pension Benefit Payments
2009	$14	$34
2010	15	23
2011	16	25
2012	18	27
2013	19	29
2014-2018	124	170

Employee Defined Contribution Plans—Bunge also makes contributions to qualified defined contribution plans for eligible employees. Contributions to these plans amounted to $16 million, $16 million and $13 million in 2008, 2007 and 2006, respectively.

18.  Postretirement Healthcare Benefit Plans

Certain U.S. and Brazil based subsidiaries of Bunge have benefit plans to provide certain postretirement healthcare benefits to eligible retired employees of those subsidiaries. The plans require minimum retiree contributions and define the maximum amount the subsidiaries will be obligated to pay under the plans. Bunge’s policy is to fund these costs as they become payable.

The following table sets forth a reconciliation of the changes in the postretirement healthcare benefit plans’ benefit obligations and funded status at December 31, 2008 and 2007. A measurement date of December 31 was used for all plans.

	U.S. Postretirement Healthcare Benefits December 31,		Foreign Postretirement Healthcare Benefits December 31,
(US$ in millions)	2008	2007	2008	2007
Change in benefit obligations:
Benefit obligation as of beginning of year	$25	$27	$101	$72
Adjustment due to SFAS No. 158 measurement date provision adoption	—	—	—	—
Service cost	—	—	1	12
Interest cost	1	1	6	8
Actuarial (gain) loss, net	1	(1)	(19)	(3)
Employee contributions	1	1	—	—
Net transfers in	—	—	9	—
Plan amendments	—	—	—	—
Benefits paid	(3)	(3)	(6)	(4)
Impact of foreign exchange rates	—	—	(20)	16
Benefit obligation as of end of year	$25	$25	$72	$101

Change in plan assets:
Fair value of plan assets as of beginning of year	$—	$—	$—	$—
Adjustment due to SFAS No. 158 measurement date provision adoption	(1)	—	—	—
Employer contributions	3	2	6	4
Employee contributions	1	1	—	—
Benefits paid	(3)	(3)	(6)	(4)
Impact of foreign exchange rates	—	—	—	—
Fair value of plan assets as of end of year	$—	$—	$—	$—

Funded status and net amounts recognized:
Plan assets less than benefit obligation	$(25)	$(25)	$(72)	$(101)
Contribution adjustment	—	—	—	—
Net liability recognized in the balance sheet	$(25)	$(25)	$(72)	$(101)

Amounts recognized in the balance sheet consist of:
Current liabilities	$(3)	$(3)	$(5)	$(5)
Non-current liabilities	(22)	(22)	(67)	(96)
Net liability recognized	$(25)	$(25)	$(72)	$(101)

The components of net periodic benefit costs for U.S. and foreign postretirement healthcare benefit plans are as follows:

	U.S. Postretirement Healthcare Benefits Year Ended December 31,			Foreign Postretirement Healthcare Benefits Year Ended December 31,
(US$ in millions)	2008	2007	2006	2008	2007	2006
Service cost	$—	$—	$—	$1	$1	$1
Interest cost	1	1	2	6	8	7
Amortization	—	—	—	1	12	(5)
Net periodic benefit costs	$1	$1	$2	$8	$21	$3

Included in accumulated other comprehensive income at December 31, 2008 are the following amounts for U.S. and foreign postretirement healthcare benefit plans that have not yet been recognized in net periodic benefit costs: unrecognized prior service credit (cost) of $1 million ($1 million, net of tax) and ($5) million, (($3) million, net of tax), respectively, and unrecognized actuarial gain (loss) of ($5) million (($3) million, net of tax) and $4 million ($3 million, net of tax), respectively.

The weighted-average discount rates used in determining the actuarial present value of the accumulated benefit obligations under the U.S. and foreign postretirement healthcare benefit plans are as follows:

	U.S. Postretirement Healthcare Benefits December 31,		Foreign Postretirement Healthcare Benefits December 31,
	2008	2007	2008	2007
Discount rate	6.5%	6.4%	12.3%	9.3%

The weighted-average discount rate assumptions used in determining the net periodic benefit costs under the U.S. and foreign postretirement healthcare benefit plans are as follows:

	U.S. Postretirement Healthcare Benefits Year Ended December 31,			Foreign Postretirement Healthcare Benefits Year Ended December 31,
	2008	2007	2006	2008	2007	2006
Discount rate	6.4%	6.0%	5.8%	9.3%	9.9%	10.3%

At December 31, 2008, for measurement purposes related to U.S. plans, an 8% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2009 decreasing to 5% by 2011, remaining at that level thereafter. At December 31, 2007, for measurement purposes related to U.S. plans, a 9% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2008 decreasing to 5% by 2011, remaining at that level thereafter. For foreign plans, the assumed annual rate of increase in the per capita cost of covered healthcare benefits averaged 7.90% and 6.82% for 2008 and 2007, respectively.

A one-percentage point change in assumed health care cost trend rates would have the following effects at December 31, 2008:

(US$ in millions)	One percentage point increase	One percentage point decrease
Effect on total service and interest cost—U.S. plan	$—	$—
Effect on total service and interest cost—Foreign plans	$1	$(1)
Effect on postretirement benefit obligation—U.S. plan	$2	$(2)
Effect on postretirement benefit obligation—Foreign plans	$10	$(8)

Bunge expects to contribute $3 million to its U.S. postretirement healthcare benefit plan in 2009 and $5 million to its foreign postretirement healthcare benefit plans in 2009.

The following benefit payments, which reflect future service as appropriate, are expected to be paid related to U.S. and foreign postretirement healthcare benefit plans:

(US$ in millions)	U.S. Postretirement Healthcare Benefit Payments	Foreign Postretirement Healthcare Benefit Payments
2009	$3	$5
2010	3	5
2011	3	6
2012	3	6
2013	3	6
2014-2018	11	37

19.  Related Party Transactions

Notes receivable— In connection with the sale of Lesieur, a French producer of branded packaged vegetable oil, to Saipol, Bunge’s oilseed processing joint venture with Sofiproteol, Bunge holds a note receivable from Saipol having a carrying value of $39 million and $41 million at December 31, 2008 and 2007, respectively. The note receivable matures July 2, 2009 with interest payable annually at a variable rate of 6.21% in 2008. Bunge has a 33.34% ownership interest in the Saipol joint venture, which is accounted for under the equity method.

Bunge holds a note receivable from Sabina-Bunge LLC, a 1% owned investment in the United States, having a carrying value of approximately $1 million and $16 million at December 31, 2008 and 2007, respectively. This note receivable is a revolving credit facility with a final maturity in September 2009 with interest payable at a rate of LIBOR plus 2.5%.

Bunge holds a note receivable from AGRI-Bunge LLC, a joint venture in which Bunge owns a 50% voting interest and 34% equity interest in the United States, having a carrying value of $7 million and $39 million at December 31, 2008 and 2007, respectively. This note is a revolving credit facility with a final maturity in March 2014 with interest payable at a rate of LIBOR plus 2.0%.

Bunge holds a note receivable from Bunge-Ergon Vicksburg LLC, a 50% investment in the United States, having a carrying value of approximately $6 million and $4 million at December 31, 2008 and 2007, respectively. This note receivable is a revolving credit facility with a final maturity in May 2010 with interest payable at a rate of LIBOR plus 2%.

Bunge has recognized interest income related to these notes receivable of approximately $6 million, $5 million and $3 million for the years ended December 31, 2008, 2007 and 2006, respectively, in interest income in its consolidated statements of income. Notes receivable at December 31, 2008 and 2007, with carrying values of $53 million and $100 million, respectively, are included in other current assets or other non-current assets in the consolidated balance sheets, depending on their maturities.

Notes payable— A Brazilian subsidiary of Bunge has a note payable with a carrying value of $3 million and $2 million at December 31, 2008 and 2007, respectively, to a joint venture partner in one of its terminals. The real-denominated note is payable on demand with interest payable annually at the Brazilian interbank deposit rate (13.5% at December 31, 2008). The note payable is included in other current liabilities in Bunge’s consolidated balance sheets at December 31, 2008 and 2007. In 2008, 2007 and 2006, Bunge has recorded interest expense of approximately $2 million, $1 million and $2 million, respectively, related to this note.

Other— Bunge purchased soybeans, related soybean commodity products and other commodity products from its unconsolidated joint ventures, which totaled $1,059 million, $859 million and $557 million for the years ended December 31, 2008, 2007 and 2006, respectively. Bunge also sold soybean commodity products and other commodity products to these joint ventures, which totaled $335 million, $171 million and $153 million for the years ended December 31, 2008, 2007 and 2006, respectively. At December 31, 2008 and 2007, Bunge had approximately $20 million and $10 million, respectively, of receivables from these joint ventures recorded in trade accounts receivable in the consolidated balance sheets. Bunge believes these transactions are recorded at values similar to those with third parties.

Mutual Investment Limited— Bunge has entered into an administrative services agreement with Mutual Investment Limited, Bunge’s former parent company prior to the 2001 initial public offering, under which Bunge provides corporate and administrative services to Mutual Investment Limited, including financial, legal, tax, accounting and insurance. The agreement has a quarterly term that is automatically renewable unless terminated by either party. Mutual Investment Limited pays Bunge for the services rendered on a quarterly basis based on Bunge’s direct and indirect costs of providing the services. In 2008, 2007 and 2006, Mutual Investment Limited paid Bunge $34 thousand, $124 thousand and $155 thousand, respectively, under this agreement.

20.  Commitments and Contingencies

Bunge is party to a large number of claims and lawsuits, primarily tax and labor claims in Brazil, arising in the normal course of business. Bunge records liabilities related to its general claims and lawsuits when the exposure item becomes probable and can be reasonably estimated. After taking into account the liabilities recorded for the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse effect on Bunge’s financial condition, results of operations or liquidity. Included in other non-current liabilities at December 31, 2008 and 2007 are the following accrued liabilities:

	December 31,
(US$ in millions)	2008	2007
Tax claims	$156	$175
Labor claims	78	103
Civil and other	97	81
Total	$331	$359

Tax Claims— The tax claims relate principally to claims against Bunge’s Brazilian subsidiaries, including primarily value-added tax claims (ICMS, IPI, PIS and COFINS, of which PIS and COFINS are used by the Brazilian government to fund social contribution programs). The determination of the manner in which various Brazilian federal, state and municipal taxes apply to the operations of Bunge is subject to varying interpretations arising from the complex nature of Brazilian tax law.

Labor Claims— The labor claims relate principally to claims against Bunge’s Brazilian subsidiaries. The labor claims primarily relate to dismissals, severance, health and safety, salary adjustments and supplementary retirement benefits.

Civil and Other— The civil and other claims relate to various disputes with suppliers and customers.

In 2008, Bunge incurred certain costs relating to crude sunflower oil supplied to Bunge by third parties and sold by Bunge in Europe that has been subject to a withdrawal from the market due to non-conformity. To date, such costs have not been material and Bunge does not expect the withdrawal to have a material adverse effect on its financial condition or results of operations.

In July 2008, the European Commission commenced an investigation into whether certain traders and distributors of cereals and other agricultural products in the E.U. have infringed European competition laws. In this regard, on July 10, 2008, the European Commission carried out inspections at the premises of a number of companies, including at Bunge’s subsidiary’s office in Rome, Italy. No other Bunge offices were inspected. The European Commission’s investigation is at a preliminary stage and therefore, Bunge is, at this time, unable to predict the outcome of this investigation, including whether the European Commission will ultimately determine to commence formal proceedings against Bunge. Bunge is cooperating with the European Commission in relation to this investigation.

Antitrust Approval of Manah Acquisition— In 2000, Bunge acquired Manah S.A., a Brazilian fertilizer company that had an indirect participation in Fosfertil S.A. Fosfertil is the main Brazilian producer of phosphate used to produce NPK fertilizers. This acquisition was approved by the Brazilian antitrust commission in February 2004. The approval was conditioned on the formalization of an operational agreement between Bunge and the antitrust commission relating to the maintenance of existing competitive conditions in the fertilizer market. Although the terms of the operational agreement have not yet been approved, Bunge does not expect them to have a material adverse impact on its business or financial results.

Guarantees—Bunge has issued or was a party to the following guarantees at December 31, 2008:

(US$ in millions)	Maximum Potential Future Payments
Unconsolidated affiliates financing(1)	$12
Customer financing(2)	120
Total	$132

(1)                                  Prior to January 1, 2003, Bunge issued a guarantee to a financial institution related to debt of its unconsolidated joint ventures in Argentina, which are its unconsolidated affiliates. The term of the guarantee is equal to the term of the related financing, which matures in 2009. There are no recourse provisions or collateral that would enable Bunge to recover any amounts paid under this guarantee.

(2)                                  Bunge has issued guarantees to third parties in Brazil related to amounts owed these third parties by certain of Bunge’s customers. The terms of the guarantees are equal to the terms of the related financing arrangements, which are generally one year or less, with the exception of certain Brazilian government programs, primarily from 2006, where remaining terms are up to five years. In the event that the customers default on their payments to the third parties and Bunge would be required to perform under the guarantees, Bunge has obtained collateral from the customers. At December 31, 2008, Bunge had approximately $84 million of tangible property that had been pledged to Bunge as collateral against certain of these refinancing arrangements. Bunge evaluates the likelihood of the customer repayments of the amounts due under these guarantees based upon an expected loss analysis and records the fair value of such guarantees as an obligation in its consolidated financial statements. The fair value of these guarantees, which is recorded in accrued liabilities at December 31, 2008, is not significant.

In addition, Bunge Limited has provided full and unconditional parent level guarantees of the indebtedness outstanding under certain senior credit facilities and senior notes entered into, or issued by, its 100% owned subsidiaries. At December 31, 2008, debt with a carrying amount of $2,951 million related to these guarantees is included in Bunge’s consolidated balance sheets. This debt includes the senior notes issued by two of Bunge’s 100% owned finance subsidiaries, Bunge Limited Finance Corp. and Bunge N.A. Finance L.P. There are no significant restrictions on the ability of Bunge Limited Finance Corp., Bunge N.A. Finance L.P. or any other Bunge subsidiary to transfer funds to Bunge Limited.

Also, one of Bunge’s subsidiaries has provided a guarantee of indebtedness of one of its subsidiaries. The total debt outstanding as of December 31, 2008 was $74 million and was recorded as long-term debt in Bunge’s consolidated balance sheet.

In addition, Bunge has provided a $27 million irrevocable letter of credit as security for a bridge loan made to one of its U.S. biofuels joint ventures by a financial institution that matured on March 1, 2009. Bunge will be issued additional ownership interests in the joint venture if the letter of credit is drawn upon. As of December 31, 2008, no liability was recorded in the consolidated balance sheets in respect of this letter of credit.

Freight Supply Agreements—In the ordinary course of business, Bunge enters into time charter agreements for the use of ocean freight vessels and freight service on railroad lines for the purpose of transporting agricultural commodities. In addition, Bunge sells the right to use these ocean freight vessels when excess freight capacity is available. These agreements typically range from two months to three years, in the case of ocean freight vessels, depending on market conditions, and 7 to 19 years in the case of railroad services. Future minimum payment obligations due under these agreements are as follows:

(US$ in millions)
Less than 1 year	$438
1 to 3 years	385
3 to 5 years	207
After five years	1,202
Total	$2,232

Actual amounts paid under these contracts may differ due to the variable components of these agreements and the amount of income earned on the sales of excess capacity. The agreements for the freight service on railroad lines require a minimum monthly payment regardless of the actual level of freight services used by Bunge. The costs of Bunge’s freight supply agreements are typically passed through to the customers as a component of the prices charged for its products.

Also in the ordinary course of business, Bunge enters into relet agreements related to ocean freight vessels. Such relet agreements are similar to sub-leases. Payments to be received by Bunge under such relet agreements are approximately $187 million in 2009 and $132 million in 2010.

Commitments  At December 31, 2008, Bunge had approximately $540 million of purchase commitments related to its inventories and $87 million of contractual commitments related to construction in progress.

21.  Shareholders’ Equity

Mandatory Convertible Preference Shares—In 2007, Bunge completed a public offering of 862,500, 5.125% cumulative mandatory convertible preference shares (mandatory convertible preference shares), with a par value $0.01 per share and with an initial liquidation preference of $1,000, plus accumulated and unpaid dividends. Bunge received net proceeds of approximately $845 million, after underwriting discounts and commissions and other expenses of the offering. The proceeds from the sale of the mandatory convertible preference shares were used to reduce indebtedness.

As a result of adjustments to the initial conversion rates because cash dividends paid on Bunge Limited’s common shares exceeded certain specified thresholds, each mandatory convertible preference share will automatically convert on December 1, 2010 into between 8.2208 and 9.7005 of Bunge Limited common shares, subject to certain additional anti-dilution adjustments, depending on the average of the volume-weighted average price per common share over the 20 consecutive trading day period ending on the third trading day immediately preceding December 1, 2010. At any time prior to December 1, 2010, holders may elect to convert the mandatory convertible preference shares at the minimum conversion rate of 8.2208 of Bunge Limited common shares per mandatory convertible preference share, subject to additional certain anti-dilution adjustments. If a fundamental change (as defined in the prospectus) occurs prior to December 1, 2010, holders will have the right to convert their mandatory convertible preference shares into Bunge Limited common shares at the fundamental change conversion rate (as defined in the prospectus). Holders who convert mandatory convertible preference shares will also receive all accumulated and unpaid dividends and a fundamental change dividend make-whole amount, subject to a dividend cap equal to the present value of all remaining dividend payments, to the extent Bunge is legally permitted to pay such amounts. The mandatory convertible preference shares are not redeemable by Bunge at any time.

The mandatory convertible preference shares accrue dividends at an annual rate of 5.125%. Dividends are cumulative from the date of issuance and are payable, quarterly in arrears, on each March 1, June 1, September 1 and December 1, commencing March 1, 2008, when, as and if declared by Bunge’s board of directors. The dividends may be paid in cash, common shares or a combination thereof, subject to a dividend cap. Accumulated but unpaid dividends on the mandatory convertible preference shares will not bear interest.

Cumulative Convertible Perpetual Preference Shares—In November 2006, Bunge completed a public offering of 6,900,000, 4.875% cumulative convertible perpetual preference shares (convertible preference shares), par value $0.01 and with a liquidation preference of $100 per share plus accumulated unpaid dividends up to a maximum of an additional $25 per share. Bunge received aggregate net proceeds from the issuances of $677 million after deducting underwriting discounts and commissions and other expenses of the offering. The proceeds from the sale of convertible preference shares were used to reduce indebtedness.

As a result of adjustments made to the initial conversion price because cash dividends paid on Bunge Limited’s common shares exceeded certain specified thresholds, the holder of each convertible preference share may at any time convert their convertible preference shares into approximately 1.0854 common shares based on the conversion price of $92.14 per convertible preference share, subject in each case to certain additional anti-dilution adjustments. At any time on or after December 1, 2011, if the closing sale price of Bunge’s common shares equals or exceeds 130% of the conversion price of the convertible preference shares, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), Bunge may elect to cause all outstanding convertible preference shares to be automatically converted into the number of common shares that are issuable at the conversion price. The convertible preference shares are not redeemable by Bunge at any time.

The convertible preference shares accrue dividends at an annual rate of 4.875%. Dividends are cumulative from the date of issuance and are payable, quarterly in arrears, on each March 1, June 1, September 1 and December 1, commencing on March 1, 2007, when, as and if declared by Bunge’s board of directors. The dividends may be paid in cash, common shares or a combination thereof. Accumulated but unpaid dividends on the convertible preference shares will not bear interest.

In 2008 and 2007, Bunge recorded $91 million and $40 million, respectively, of dividends on its convertible preference shares.

Accumulated Other Comprehensive Income (Loss)—The following table summarizes the balances of related after tax components of accumulated other comprehensive income (loss):

(US$ in millions)	Foreign Exchange Translation Adjustment(1)	Deferred Gain (Loss) on Hedging Activities	Treasury Rate Lock Contracts	Minimum Pension Liability / SFAS No. 158 Adjustment	Unrealized Gain (Loss) on Investments	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2006	$(291)	$4	$(15)	$(21)	$11	$(312)
Other comprehensive income (loss), net of tax	267	10	2	1	(1)	279
SFAS No. 158 adjustment	—	—	—	(30)	—	(30)
Balance, December 31, 2006	(24)	14	(13)	(50)	10	(63)
Other comprehensive income (loss), net of tax	731	(2)	2	7	(6)	732
Balance, December 31, 2007	707	12	(11)	(43)	4	669
Other comprehensive income (loss), net of tax	(1,346)	(92)	2	(36)	(8)	(1,480)
Balance, December 31, 2008	$(639)	$(80)	$(9)	$(79)	$(4)	$(811)

(1)                                  Bunge has significant operating subsidiaries in Brazil, Argentina and Europe. The functional currency of Bunge’s subsidiaries is the local currency. The assets and liabilities of these subsidiaries are translated into U.S. dollars from local currency at month-end exchange rates, and the resulting foreign exchange translation gains and losses are recorded in the consolidated balance sheets as a component of accumulated other comprehensive income (loss).

Comprehensive Income (Loss)—The following table summarizes the components of comprehensive (loss) income:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
Net income	$1,326	$924	$581
Other comprehensive income (loss):
Foreign exchange translation adjustment, net of tax	(1,527)	824	305
Unrealized (losses) gains on commodity futures and foreign exchange contracts designated as cash flow hedges, net of tax	(68)	7	(1)
Unrealized losses on investments, net of tax of	(8)	(6)	(1)
Reclassification of realized net (gains) losses to net income, net of tax	(22)	(7)	13
Pension adjustment, net of tax benefit	(15)	7	1
Total comprehensive (loss) income	(314)	1,749	898
Less: Comprehensive income attributable to noncontrolling interest	(102)	(239)	(98)
Total comprehensive (loss) income attributable to Bunge	$(416)	$1,510	$800

Transfers to/from Noncontrolling Interest—In 2008, certain of Bunge’s Brazilian subsidiaries, which are primarily involved in its sugar business, received approximately $25 million in capital contributions from noncontrolling interests. Bunge’s ownership interest in these subsidiaries was not affected by these contributions.  In addition in 2008, Bunge recorded $13 million in additional paid-in capital as a result of a final purchase price adjustment relating to the merger of its subsidiaries in Poland.  In this transaction, Bunge exchanged 18% of the stock of one of its subsidiaries for additional ownership interests in certain non wholly owned subsidiaries and affiliates, resulting in consolidation of all of these entities by Bunge.

In 2007, Bunge participated in developing a private investment fund, which it received $80 million as capital contribution from third party investors.  As a result of this transaction, Bunge has a 16% controlling ownership interest in this private investment fund, which includes 100% of the voting rights.

22.  Earnings Per Share

Basic earnings per share is computed by dividing net income available to Bunge common shareholders by the weighted-average number of common shares outstanding, excluding any dilutive effects of stock options, restricted stock unit awards, convertible preference shares and convertible notes during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except that the weighted-average number of common shares outstanding is increased to include additional shares from the assumed exercise of stock options, restricted stock unit awards and convertible securities and notes, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options, except those which are not dilutive, were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period. In addition, Bunge accounts for the effects of convertible securities and convertible notes, using the if-converted method. Under this method, the convertible securities and convertible notes are assumed to be converted and the related dividend or interest expense, net of tax is added back to earnings, if dilutive.

Bunge has 862,455 mandatory convertible preference shares outstanding as of December 31, 2008 (see Note 21 of the notes to the consolidated financial statements). Each mandatory convertible preference share has a liquidation preference of $1,000 per share. On the mandatory conversion date of December 1, 2010, each mandatory convertible preference share will automatically convert on December 1, 2010 into between 8.2208 and 9.7005 of Bunge Limited common shares, subject to certain additional anti-dilution adjustments, depending on the average daily volume-weighted average price per common share over the 20-trading day period ending on the third trading day prior to such date. At any time prior to December 1, 2010, holders may elect to convert the mandatory convertible preference shares at the conversion rate of 8.2208, subject to certain additional anti-dilution adjustments (which represents 7,090,070 Bunge Limited common shares as of December 31, 2008). The calculation of diluted earnings per common share for the year ended December 31, 2008 includes the weighted-average common shares that are issuable upon conversion of the convertible preference shares as they were dilutive.

In addition, Bunge has 6,900,000 convertible perpetual preference shares outstanding as of December 31, 2008. (See Note 21 of the notes to the consolidated financial statements). Each convertible preference share has an initial liquidation preference of $100 per share and each convertible preference share is convertible, at any time at the holder’s option, initially into approximately 1.0854 Bunge Limited common shares based on a conversion price of $92.14 per convertible preference share, subject in each case to certain anti-dilution specified adjustments (which represents 7,488,970 Bunge Limited common shares). The calculation of diluted earnings per common share for the year ended December 31, 2007 includes the weighted-average common shares that are issuable upon conversion of the convertible preference shares as they were dilutive. The calculation of diluted earnings per common share for the year ended December 31, 2006 does not include the weighted-average common shares that are issuable upon conversion of the convertible preference shares as they were not dilutive.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2008, 2007 and 2006.

	Year Ended December 31,
(US$ in millions, except for share data)	2008	2007	2006
Net income attributable to Bunge	$1,064	$778	$521
Convertible preference share dividends	(78)	(40)	(4)
Interest on convertible notes, net of tax	—	—	—
Net income available to Bunge common shareholders	$986	$738	$517
Weighted-average number of common shares outstanding:
Basic	121,527,580	120,718,134	119,566,423
Effect of dilutive shares (1):
—stock options and awards	1,488,899	1,498,944	1,282,934
—convertible preference shares	14,574,787	8,536,729	—
Diluted	137,591,266	130,753,807	120,849,357
Earnings per common share:
Earnings to Bunge common shareholders — basic	$8.11	$6.11	$4.32
Earnings to Bunge common shareholders — diluted	$7.73	$5.95	$4.28

(1)                                  The weighted-average common shares outstanding-diluted excludes approximately 1 million, 2 million and 2 million stock options and contingently issuable restricted stock units which were not dilutive and not included in the computation of diluted earnings per share for 2008, 2007 and 2006, respectively. The weighted-average common shares outstanding-diluted for the year ended December 31, 2006, excludes 834,399 weighted-average common shares that would be obtainable upon conversion of Bunge’s convertible preference shares because their effect would not have been dilutive.

23.  Share-Based Compensation

Effective 2006, Bunge adopted SFAS No. 123R, Share-Based Payment, which includes the fair value recognition provisions, using the modified prospective transition method. Under the modified prospective transition method compensation cost recognized for the years ended December 31, 2007 and 2006 includes (1) compensation cost for all share-based awards granted prior to, but not yet vested as of, January 1, 2006 based on the grant date fair value in accordance with SFAS No. 123, and (2) compensation cost for all share- based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R.

In 2008, Bunge recognized approximately $16 million and $50 million of compensation expense, related to its stock option and restricted stock unit awards, respectively, in additional paid-in capital for awards classified as equity awards. In 2007, Bunge recognized $13 million and $35 million of compensation expense, related to its stock option and restricted stock unit awards, respectively, of which $7 million was recorded in liabilities for the awards classified as liability awards and $41 million in additional paid-in capital for the awards classified as equity awards. In 2006, as a result of the adoption of SFAS No. 123R, Bunge reclassified $9 million of compensation expense from liabilities to additional paid-in capital related to restricted stock unit awards with equity settlement.

In 2008, Bunge reversed an aggregate tax benefit of approximately $5 million related to share-based compensation. The aggregate tax benefit related to share-based compensation was approximately $1 million for the years ended 2007.

Equity Incentive Plan—Bunge has an Equity Incentive Plan (the “Equity Incentive Plan”), which is a shareholder approved plan. Under the Equity Incentive Plan, the compensation committee of the Bunge Limited board of directors may grant equity based awards to officers, employees, consultants and independent contractors. Awards granted under the Equity Incentive Plan may be in the form of stock options, restricted stock units (performance-based or time-vested) or other equity based awards.

(i)  Stock Option Awards—Stock options to purchase Bunge Limited common shares are non-statutory and granted with an exercise price equal to the market value of Bunge Limited common shares on the date of grant, as determined under the Equity Incentive Plan. Options expire ten years after the date of grant and generally vest and are exercisable on a pro-rata basis over a three-year period on each anniversary of the date of the grant. Vesting may be accelerated in certain circumstances such as a change in control of Bunge Limited as defined in the Equity Incentive Plan. Compensation expense is recognized for option grants beginning in 2006 on a straight-line basis and for options granted prior to 2006 is recognized on an accelerated basis over the vesting period of each grant.

(ii)  Restricted Stock Units—Performance-based restricted stock units and time-vested restricted stock units are granted at no cost. Performance-based restricted stock units are awarded at the beginning of a three-year performance period and vest following the end of the three-year performance period. Performance-based restricted stock units fully vest on the third anniversary of the date of grant. Payment of the units is subject to Bunge attaining certain targeted cumulative earnings per share (EPS) or segment operating profit performance measures (for awards granted to employees of operating companies in 2004 and 2006) during the three-year performance period. Targeted cumulative EPS under the Equity Incentive Plan is based on income per share from continuing operations adjusted for non-recurring charges and other one-time events at the discretion of the compensation committee. Vesting may be accelerated by the compensation committee in certain circumstances such as a change in control of Bunge Limited as defined in the Equity Incentive Plan. Payment of the award is calculated based on a sliding scale whereby 50% of the performance-based restricted stock unit award vests if the minimum performance target is achieved. No vesting occurs if actual cumulative EPS or actual segment operating profit is less than the minimum performance target. The award is capped at 200% of the grant for actual performance in excess of the maximum performance target for an award. Beginning with awards granted in 2005, performance-based restricted stock unit awards are paid solely in Bunge Limited common shares.

Time-vested restricted stock units are subject to vesting periods varying from three to five years and vest on either a pro-rata basis over the applicable vesting period or 100% at the end of the applicable vesting period, as determined at the time of grant by the compensation committee. Vesting may be accelerated by the compensation committee in certain circumstances such as a change in control of Bunge Limited. Time-vested restricted stock units are paid out in Bunge Limited common shares upon satisfying the applicable vesting terms.

At the time of payout, a participant holding a vested restricted stock unit will also be entitled to receive corresponding dividend equivalent share payments. Compensation expense for restricted stock units is equal to the market value of Bunge Limited common shares at the date of grant and is recognized on a straight-line basis over the vesting period of each grant.

2007 Non-Employee Directors’ Equity Incentive Plan  In 2007, Bunge established the Bunge Limited 2007 Non-Employee Directors’ Equity Incentive Plan (the “2007 Directors’ Equity Incentive Plan”), a shareholder approved plan. Under the 2007 Directors’ Equity Incentive Plan, the compensation committee may grant equity based awards to non-employee directors of Bunge Limited. Awards may consist of restricted stock, restricted stock units, deferred restricted stock units and non-statutory stock options.

(i)  Stock Option Awards—Stock options to purchase Bunge Limited common shares are granted with an exercise price equal to the market value of Bunge Limited common shares on the date of grant, as determined under the 2007 Directors’ Equity Incentive Plan. Options expire ten years after the date of grant and generally vest and are exercisable on the third anniversary of the date of grant. Vesting may be accelerated in certain circumstances such as a change in control of Bunge Limited, as defined in the 2007 Directors’ Equity Incentive Plan. Compensation expense is recognized for options on a straight-line basis.

(ii)  Restricted Stock Units—Restricted stock units and deferred restricted stock units are granted at no cost. Restricted stock units generally vest on the third anniversary of the date of grant and payment is made in Bunge Limited common shares. Deferred restricted stock units generally vest on the first anniversary of the date of grant and payment is deferred until after the third anniversary of the date of grant and made in Bunge Limited common shares. Vesting may be accelerated in certain circumstances such as a change in control of Bunge Limited.

At the time of payment, a participant holding a restricted stock unit or deferred restricted stock unit will also be entitled to receive corresponding dividend equivalent share payments. Compensation expense is equal to the market value of Bunge Limited common shares at the date of grant and is recognized on a straight-line basis over the vesting period of each grant.

Non-Employee Directors’ Equity Incentive Plan—Bunge has a Non-Employee Directors’ Equity Incentive Plan (the “Directors’ Plan”), which is a shareholder approved plan. The Directors’ Plan provides for awards of non-statutory stock options to non-employee directors. The options vest and are exercisable on the January 1 that follows the date of grant. Vesting may be accelerated in certain circumstances such as a change in control of Bunge Limited, as defined in the Directors’ Plan. Compensation expense is recognized for option grants beginning in 2006 on a straight-line basis and for options granted prior to 2006 is recognized on an accelerated basis over the vesting period of each grant. Effective May 25, 2007, no further awards will be granted under the Directors’ Plan.

The fair value of each option granted under all of Bunge’s equity incentive plans is estimated on the date of grant using the Black-Scholes-Merton option- pricing model that uses the assumptions noted in the following table. The expected volatility of Bunge’s common shares is based on historical volatility calculated using the daily close price of Bunge’s shares up to the date of grant. Bunge uses historical employee exercise behavior for valuation purposes. The expected option term of options granted represents the period of time that the options granted are expected to be outstanding and is based on historical experience giving consideration for the contractual terms, vesting periods and expectations of future employee behavior. The risk-free interest rate is based on the rate of U.S. Treasury zero-coupon bond with a term equal to the expected option term of the option grants on the date of grant.

Assumptions:	December 31, 2008	December 31, 2007	December 31, 2006
Expected option term (in years)	5.07	5.10-6.00	5.25-6.00
Expected dividend yield	.60%	.80%	1.04%-1.05%
Expected volatility	28.56%	23%-27%	27%-28%
Risk-free interest rate	2.58%	4.43%-4.47%	4.61%-4.89%

A summary of option activity under the plans as of December 31, 2008 and changes during the year then ended is presented below:

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
(US$ in millions)
Outstanding at January 1, 2008	3,496,399	$48.24
Granted	590,175	$110.63
Exercised	(129,267)	$54.68
Forfeited or expired	(40,805)	$82.59
Outstanding at December 31, 2008	3,916,502	$57.07	6.34	$38
Exercisable at December 31, 2008	2,631,350	$41.08	5.31	$38

The weighted-average grant date fair value of options granted during 2008, 2007 and 2006 was $31.09, $24.29 and $17.38, respectively. The total intrinsic value of options exercised during 2008, 2007 and 2006 was approximately $8 million, $64 million and $25 million, respectively. The excess tax benefit classified as a financing cash flow for 2008, 2007 and 2006 was not significant.

As of December 31, 2008, there was $21 million of total unrecognized compensation cost related to non-vested stock options granted under the Equity Incentive Plan and the Directors’ Plan which will be recognized over the next two years.

A summary of Bunge’s restricted stock units as of December 31, 2008 and changes during 2008 is presented below:

Restricted Stock Units	Shares	Weighted-Average Grant-Date Fair Value
Restricted stock units at January 1, 2008(1)	1,188,683	$66.36
Granted	389,778	$110.07
Vested/issued(2)	(299,739)	$68.88
Forfeited/expired(2)	(195,528)	$60.93
Restricted stock units at December 31, 2008(1)	1,083,194	$82.75

(1)                                  Excludes accrued unvested corresponding dividends, which are payable in shares upon vesting in Bunge’s common shares. As of December 31, 2008, there were 18,504 unvested corresponding dividends accrued. Accrued unvested corresponding dividends were revised due to non-achievement of performance targets.

(2)                                  During 2008, Bunge issued 276,857 common shares including common shares representing accrued corresponding dividends, with a weighted-average fair value of $52.66 per share. In 2008, payment/issuance of 22,882 vested restricted shares units and related earned dividends were deferred. During 2008, Bunge canceled 195,528 shares related primarily to performance-based restricted stock unit awards that did not vest due to non-achievement of performance and net settlement for payment of employee related taxes.

The weighted average grant date fair value of restricted stock units granted during 2008, 2007 and 2006 was $110.07, $80.84 and $56.14, respectively.

At December 31, 2008, there was approximately $46 million of total unrecognized compensation cost related to restricted stock units share-based compensation arrangements granted under the Equity Incentive Plan and the 2007 Non-Employee

Directors’ Plan, which will be recognized over the next three to four years. The total fair value of restricted stock units vested during 2008 was approximately $16 million.

Common Shares Reserved for Share-Based Awards—The Equity Incentive Plan and the Directors’ Plan provide that up to 10.0% and 0.5%, respectively, of Bunge’s total outstanding common shares may be reserved for issuance under the plans. Therefore, the number of shares reserved under the plans will increase as the number of Bunge’s total issued and outstanding common shares increases. At December 31, 2008, Bunge has reserved 12,163,246 and 608,162 common shares for grants of stock options, stock awards and other awards under the Equity Incentive Plan and the Directors’ Plan, respectively, and has reserved 600,000 common shares for grants of stock options, stock awards and other awards under the 2007 Directors’ Equity Incentive Plan. At December 31, 2008, 2,821,479 and 96,162 common shares were available for future grants under the Equity Incentive Plan and Directors’ Plan, respectively, and 539,500 common shares were available for future grants under the 2007 Directors’ Equity Incentive Plan. Effective May 25, 2007, no future awards will be made under the Directors’ Plan.

24.  Lease Commitments

Bunge routinely leases storage facilities, transportation equipment and office facilities under operating leases. Minimum lease payments under non-cancelable operating leases at December 31, 2008 are as follows:

(US$ in millions)
2009	$132
2010	117
2011	102
2012	62
2013	60
Thereafter	234
Total	$707

Rent expense under non-cancelable operating leases was $140 million, $130 million and $144 million for 2008, 2007 and 2006, respectively.

25.  Operating Segments and Geographic Areas

Bunge has four reportable segments—agribusiness, fertilizer, edible oil products and milling products, which are organized based upon similar economic characteristics and are similar in nature of products and services offered, the nature of production processes, the type and class of customer and distribution methods. The agribusiness segment is characterized by both inputs and outputs being agricultural commodities and thus high volume and low margin. The activities of the fertilizer segment include raw material mining, mixing fertilizer components and marketing products. The edible oil products segment involves the manufacturing and marketing of products derived from vegetable oils. The milling products segment involves the manufacturing and marketing of products derived primarily from wheat and corn.

In 2008, Bunge re-evaluated the profitability measure of its reportable segments’ operating performance and has determined that segment operating performance based on segment earnings before interest and tax (EBIT) is a more meaningful profitability measure than segment operating profit, since the segment earnings before interest and tax reflects equity in earnings of affiliates and noncontrolling interest and excludes income tax. As a result, amounts for the years ended December 31, 2007 and 2006 have been restated to conform to the current year presentation.

The “Unallocated” column in the following table contains the reconciliation between the totals for reportable segments and Bunge consolidated totals, which consists primarily of corporate items not allocated to the operating segments, inter-segment eliminations. Transfers between the segments are generally valued at market. The revenues generated from these transfers are shown in the following table as “Inter-segment revenues.”

(US$ in millions)	Agribusiness	Fertilizer	Edible Oil Products	Milling Products	Unallocated	Total
2008
Net sales to external customers	$36,688	$5,860	$8,216	$1,810	$—	$52,574
Inter-segment revenues	8,075	173	112	6	(8,366)	—
Gross profit(1)	2,029	1,449	356	202	—	4,036
Foreign exchange gain (loss)	(198)	(530)	(22)	1	—	(749)
Equity in earnings of affiliates	6	7	17	4	—	34
Noncontrolling interest(2)	(24)	(323)	(8)	—	93	(262)
Other income (expense)	(6)	2	14	—	—	10
Segment EBIT	949	321	(11)	104	—	1,363
Depreciation, depletion and amortization expense	(186)	(161)	(74)	(18)	—	(439)
Investments in affiliates	525	69	155	12	—	761
Total assets	12,271	5,030	2,093	597	311	20,302
Capital expenditures	$463	$230	$101	$70	$32	$896
2007
Net sales to external customers	$26,990	$3,918	$5,597	$1,337	$—	$37,842
Inter-segment revenues	5,112	—	61	35	(5,208)	—
Gross profit(1)	1,407	639	334	135	—	2,515
Foreign exchange gain (loss)	115	104	3	(5)	—	217
Equity in earnings of affiliates	3	(1)	27	4	—	33
Noncontrolling interest(2)	(35)	(181)	3	—	67	(146)
Other income (expense)	27	(6)	(6)	—	—	15
Segment EBIT	856	271	45	36	—	1,208
Depreciation, depletion and amortization expense	(157)	(151)	(61)	(16)	—	(385)
Investments in affiliates	463	13	207	23	—	706
Total assets	14,321	4,283	2,098	684	605	21,991
Capital expenditures	$322	$144	$107	$60	$25	$658
2006
Net sales to external customers	$18,909	$2,602	$3,798	$965	$—	$26,274
Inter-segment revenues	2,351	—	68	17	(2,436)	—
Gross profit(1)	818	326	289	138	—	1,571
Foreign exchange gain	47	4	8	—	—	59
Equity in earnings of affiliates	(7)	2	27	1	—	23
Noncontrolling interest(2)	(7)	(76)	(5)	—	28	(60)
Other income (expense)	—	(1)	32	—	—	31
Segment EBIT	335	65	144	74	—	618
Depreciation, depletion and amortization expense	(126)	(130)	(53)	(15)	—	(324)
Investments in affiliates	446	11	170	22	—	649
Total assets	8,378	2,979	1,516	470	1,004	14,347
Capital expenditures	$294	$106	$89	$14	$—	$503

(1)                                  In 2008, Bunge recorded pretax asset impairment and restructuring charges of $23 million in the agribusiness segment and $3 million in the edible oil products segment. The impairment and restructuring charges related to write-downs of older less efficient facilities, employee termination costs, and environmental expenses related to certain of these write-downs.

In 2007, Bunge recorded pretax asset impairment and restructuring charges of $30 million in the agribusiness segment, $35 million in the edible oil products segment and $13 million in the milling products segment. The impairment and restructuring charges related to write-downs of older less efficient facilities and employee termination costs related to certain of these write-downs.

In 2006, Bunge recorded a pretax asset impairment charge of $18 million and $2 million in its agribusiness and edible oil products segments, respectively, relating to write-downs of three less efficient oilseed processing, refining and packaging facilities in Brazil, and restructuring charges of $4 million related to its South American agribusiness and fertilizer operations.

These impairment and restructuring charges are recorded in cost of goods sold, other than impairment charges of $11 million, of the edible oil products segment total, and restructuring charges in 2006, which are recorded in selling, general and administrative expense, in Bunge’s consolidated statements of income (see Note 8 of the notes to the consolidated financial statements).

(2)                                  Includes noncontrolling interest share of interest and tax to reconcile to consolidated net income attributable to noncontrolling interest and other amounts not attributable to Bunge’s operating segments.

Total segment earnings before interest and taxes (EBIT) is an operating performance measure used by Bunge’s management to evaluate its segments’ operating activities. Total segment EBIT is a non-GAAP financial measure and is not intended to replace net income attributable to Bunge, the most directly comparable GAAP financial measure. Bunge’s management believes total segment EBIT is a useful measure of its segments’ operating profitability, since the measure reflects equity in earnings of affiliates and net income attributable to noncontrolling interest and excludes income tax. Income tax is excluded as Bunge’s management believes income tax is not material to the operating performance of its segments. In addition, interest income and expense have become less meaningful to the segments’ operating activities. Total segment EBIT is not a measure of consolidated operating results under U.S. GAAP and should not be considered as an alternative net income attributable to Bunge or any other measure of consolidated operating results under U.S. GAAP.

A reconciliation of total segment EBIT to net income attributable to Bunge follows:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
Total segment EBIT	$1,363	$1,208	$618
Interest income	214	166	119
Interest expense	(361)	(353)	(280)
Income tax	(245)	(310)	36
Noncontrolling interest share of interest and tax	93	67	28
Net income attributable to Bunge	$1,064	$778	$521

Net sales by product group to external customers were as follows:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
Agricultural commodities products	$36,688	$26,990	$18,909
Fertilizer products	5,860	3,918	2,602
Edible oil products	8,216	5,597	3,798
Wheat milling products	1,285	916	657
Corn milling products	525	421	308
Total	$52,574	$37,842	$26,274

Geographic area information for net sales to external customers, determined based on the location of the subsidiary making the sale, and long-lived assets follows:

	Year Ended December 31,
(US$ in millions)	2008	2007	2006
Net sales to external customers:
Europe	$18,189	$12,814	$8,914
United States	12,153	8,982	6,331
Brazil	11,998	8,020	5,603
Asia	5,524	4,924	3,898
Canada	1,954	1,131	1,011
Argentina	2,730	1,943	491
Rest of world	26	28	26
Total	$52,574	$37,842	$26,274

	December 31,
(US$ in millions)	2008	2007	2006
Long-lived assets(1):
Brazil	$2,620	$2,987	$2,319
United States	904	918	930
Europe	1,080	1,018	824
Argentina	226	193	146
Asia	161	95	—
Rest of world	171	204	211
Total	$5,162	$5,415	$4,430

(1)                                  Long-lived assets include property, plant and equipment, net, goodwill and other intangible assets, net and investments in affiliates.

26.  Quarterly Financial Information (Unaudited)

	Quarter
(US$ in millions, except per share data)	First	Second	Third	Fourth	Year End
2008
Volumes (in millions of metric tons)	31	36	35	36	138
Net sales	$12,469	$14,365	$14,797	$10,943	$52,574
Gross profit	867	1,451	1,209	509	4,036
Income (loss) from operations	289	751	234	(210)	1,064
Net income attributable to Bunge	289	751	234	(210)	1,064
Earnings per common share—basic
Income (loss) from operations	$2.23	$6.01	$1.77	$(1.89)	$8.11
Earnings (loss) to Bunge common shareholders	$2.23	$6.01	$1.77	$(1.89)	$8.11
Earnings per common share—diluted(1)
Income (loss) from operations	$2.10	$5.45	$1.70	$(1.89)	$7.73
Earnings (loss) to Bunge common shareholders	$2.10	$5.45	$1.70	$(1.89)	$7.73

Weighted-average number of shares outstanding—basic	121,299,803	121,564,112	121,616,824	121,627,504	121,527,580
Weighted-average number of shares outstanding—diluted	137,605,437	137,788,430	137,839,070	121,627,504	137,591,266

Market price:
High	$133.00	$124.48	$105.04	$63.00
Low	$86.88	$87.92	$60.10	$29.99

2007
Volumes (in millions of metric tons)	30	35	38	34	137
Net sales	$7,343	$8,298	$9,729	$12,472	$37,842
Gross profit	300	532	907	776	2,515
Income from operations	14	168	351	245	778
Net income attributable to Bunge	14	168	351	245	778
Earnings per common share—basic
Income from operations	$.05	$1.32	$2.84	$2.02	$6.11
Earnings to Bunge common shareholders	$.05	$1.32	$2.84	$2.02	$6.11
Earnings per common share—diluted(1)
Income from operations	$.05	$1.30	$2.70	$1.82	$5.95
Earnings to Bunge common shareholders	$.05	$1.30	$2.70	$1.82	$5.95

Weighted-average number of shares outstanding—basic	120,213,777	120,746,365	120,854,591	121,047,143	120,718,134
Weighted-average number of shares outstanding—diluted	121,631,006	129,487,981	129,794,933	134,501,104	130,753,807

Market price:
High	$85.26	$84.50	$107.45	$124.23
Low	$70.13	$71.81	$81.00	$91.74

(1)                                 Earnings per share to Bunge common shareholders for both basic and diluted is computed independently for each period presented. As a result, the sum of the quarterly earnings per share for the years ended December 31, 2008 and 2007 does not equal the total computed for the year.